Filed Pursuant to Rule 424(b)(3)
Registration No. 333-127405

CB RICHARD ELLIS REALTY TRUST

Supplement No. 5 dated October 19, 2007

to Prospectus dated July 20, 2007

This Supplement No. 5 supersedes and replaces the following prior supplements to our prospectus dated July 20, 2007: Supplement No. 1 dated August 1, 2007, Supplement No. 2 dated August 15, 2007, Supplement No. 3 dated September 7, 2007 and Supplement No. 4 dated September 13, 2007. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus. Capitalized terms used in this Supplement No. 5 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

SUMMARY

The following paragraph is added as a new third paragraph under the question “What will we do with the money raised in this offering,” and the related answer thereunder, which appears in our prospectus on page 14 under the heading “Summary.”

On October 24, 2006, we commenced an initial public offering of up to $2,000,000,000 in our common shares. As of September 30, 2007, we had accepted subscriptions from 4,078 investors, issued 18,461,141 common shares and received $184,584,061 in gross proceeds pursuant to this public offering. As of September 30, 2007, 25,358,200 common shares were issued and outstanding. After payment of approximately $2,572,100 million in acquisition fees, payment of approximately $11,915,781 million in selling commissions, deal manager fees and marketing support fees and payment of approximately $7,367,545 million in organization and offering expenses, as of September 30, 2007, we had raised aggregate net offering proceeds of approximately $162,728,635 million.

SUITABILITY STANDARDS

The following information updates and supplements the information in our prospectus under “Suitability Standards,” which begins on page i of our prospectus.

Iowa, Kansas, Massachusetts, New Mexico, North Carolina, Ohio and Washington – Investors must have either (1) a net income of $70,000 and net worth of $70,000 or (2) a net worth of $250,000. In either case, the investment in the Company and any affiliated programs may not exceed 10% of the purchaser’s liquid net worth. The investment restriction applicable to Kansas investors, as set forth on page i of the prospectus, shall continue to apply.

RISK FACTORS

The following risk factor supersedes and replaces in its entirety the risk factor “Certain of our officers and trustees face conflicts of interest,” and the related discussion thereunder, which appears in our prospectus on page 20 under the heading “Risk Factors-Conflict of Interest Risks.”

Certain of our officers and trustees face conflicts of interest.

Our chairman and our chief financial officer each serve as managing directors of the Investment Advisor and also serve as president and executive managing director, respectively, of CBRE Investors, our sponsor. These individuals also are members of the investment committee of CB Richard Ellis Strategic Partners Asia II, L.P., or CBRE Asia Fund, a entity which we are a limited partner. Our president and chief executive officer serves as the president and chief executive officer of the Investment Advisor and also serves as a managing director of CBRE Investors. Our president and chief executive officer and our chief financial officer directly hold an aggregate 16.8% economic interest in the Investment Advisor. These individuals owe fiduciary duties to these entities and their shareholders. Such fiduciary duties may from time to time conflict with the fiduciary duties owed to us and our shareholders. An affiliate of the Investment Advisor owns one class B limited partnership interest (representing 100% of the class B interest outstanding) in CBRE OP. This interest entitles such affiliate to receive distributions in an amount equal to a percentage of the net proceeds we receive from a sale of a property after certain amounts are paid or provided for. This interest may incentivize the Investment Advisor to recommend the sale of a property or properties that may not be in our best interest at the time. In addition, the premature sale of a property may add concentration risk to the portfolio or may be at a price lower than if we held on to the property and sold it at a later date.

The following risk factor is added directly following the risk factor “Your investment may be subject to additional risks if we make international investments,” and the related discussion thereunder, which appears in our prospectus on page 27 under the heading “Risk Factors-General Real Estate Risks.”

Real property investments made outside of the United States will be subject to currency rate exposure and risks associated with the uncertainty of foreign laws and markets.

We have made, and may in the future make, real property investments, either directly or indirectly, outside of the United States. To the extent that we invest in real property located outside of the United States, in addition to risks inherent in the investment in real estate generally discussed in the prospectus, we will also be subject to fluctuations in foreign currency exchange rates and the uncertainty of foreign laws and markets including, but not limited to, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, additional accounting and control expenses and the administrative burden associated with complying with a wide variety of foreign laws. Changes in foreign currency exchange rates may adversely impact the fair values and earnings streams of our international holdings and, therefore, the returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, it is possible that we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

The following risk factors are added directly following the risk factor “Delays in liquidating defaulted mortgage loans could reduce our investment returns,” and the related discussion thereunder, which appears in our prospectus on page 28 under the heading “Risk Factors-General Real Estate Risks.”

We will be subject to risks that result from our passive ownership of real estate, including our investment in CBRE Asia Fund.

We have invested and may make future investments in which we passively own real estate. A passive investment in real estate, such as our investment in CBRE Asia Fund involves risks not otherwise present with other methods of owning real estate. Examples of these risks include:

•	we cannot take part in the operation, management, direction or control of the real estate;

•

the party controlling the real estate may have economic or other business interests or goals that are inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties owned by such controlling party or the timing of the termination and liquidation of the controlling party; or

•	the possibility that we may incur liabilities as the result of actions taken by the controlling party.

Our ability to redeem all or a portion of our investment in CBRE Asia Fund is subject to significant restrictions.

CBRE Asia Fund is not obligated to redeem the interests of any of its investors, including us, prior to 2017. Except in certain limited circumstances such as transfers to affiliates or successor trustees or state agencies, we will not be permitted to sell our interest in CBRE Asia Fund without the prior written consent of the general partner, which the general partner may withhold in its sole discretion.

DISTRIBUTION POLICY

The following table sets forth the fourth quarter distribution per common share declared by our board of trustees and the payment date of such distribution, which updates the corresponding table on page 37 of our prospectus:

Quarter	Declared	Date of Distribution
Fourth Quarter, 2007	$0.14375	January 21, 2008

DILUTION

This section supersedes and replaces the information under the section “Dilution,” which appears on page 38 of our prospectus.

Our net tangible book value as of June 30, 2007 was approximately $142,170,000, or $7.19 per share. If you invest in our common shares, your interest will be diluted to the extent of the difference between the price per share you pay and the net tangible book value per share immediately after this offering. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of common shares issued and outstanding. After giving effect to the sale by us of (i) $1,800,000,000 in common shares offered by the prospectus to the public, assuming a public offering price of $10.00 per share, and (ii) $200,000,000 in common shares offered pursuant to our dividend reinvestment plan, assuming a public offering price of $9.50 per share, our net tangible book value as of June 30, 2007 would have been $1,827,609,245, or $8.79 per share. This represents an immediate increase in the net tangible book value of $1.60, or 22.25%, per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $(1.16), or (11.60%), per share to new investors. If you pay reduced selling commissions and fees or no fees, you will suffer less dilution. For example, if no selling commissions are paid on your purchase of shares, you will suffer dilution of up to approximately $(0.59) per share.

The following table illustrates this per share dilution:

Per share offering price of this offering before any expenses, commissions and other fees	$10.00
Per share offering price of shares issuable pursuant to our dividend reinvestment plan before expenses	$9.50
Weighted average per share offering price of total shares issuable pursuant to this offering and our dividend reinvestment plan before expenses, commissions and other fees	$9.94
Net tangible book value of each common share at June 30, 2007	$7.19
Pro forma net tangible book value of each common share assuming the completion of this offering(1)	$8.79
Pro forma increase in net tangible book value per common share to existing shareholders attributable to this offering	$1.60
Pro forma decrease (dilution) in net tangible book value per common share to new investors	$(1.16)

(1)

This figure assumes that we received net proceeds of $1,801,000,000 from this offering, after deducting the payment of selling commissions, the dealer manager fee and the marketing support fee to the Dealer Manager and other organization and offering expenses. We do not pay selling commissions, the dealer manager fee and the marketing support fee for dividend reinvestment plan shares placed.

The following table summarizes, on a pro forma basis as of June 30, 2007, the differences in the number of common shares purchased from us, the total consideration paid and the average price per share paid by our existing shareholders and by the new investors purchasing the common shares in this offering:

	Shares Issued(1)		Book Value of Total Consideration		Book Value of Consideration Per Share
	Number	Percent	Amount	Percent
Existing shareholders	19,780,386	9.5%	$181,123,697	8.8%	$9.16
New shareholders	188,240,008	90.5%	$1,871,878,330	91.2%	$9.94

Total	208,020,394	100.0%	$2,053,002,027	100.0%	$9.87

(1)

Although the outstanding class A units of limited partnership of CBRE OP are convertible into our common shares on a one-for-one basis, we give no effect to the possible conversion of class A units of limited partnership of CBRE OP into common shares.

SUMMARY SELECTED FINANCIAL DATA

This section supersedes and replaces information under the section “Summary Selected Financial Data,” which begins on page 39 of our prospectus.

The following table sets forth summary selected financial and operating data on a consolidated basis for CBRE REIT. You should read the following summary selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management Discussion and Analysis of Financial Conditions and Results of Operations,” which are included elsewhere in the prospectus.

The summary historical consolidated balance sheet information as of June 30, 2007, December 31, 2006 and December 31, 2005 as well as the summary historical consolidated statement of operations information for the six months ended June 30, 2007 and June 30, 2006, and for the years ended December 31, 2006 and December 31, 2005, have been derived from the historical consolidated financial statements of CBRE REIT.

Our unaudited summary selected pro-forma consolidated financial data is presented for the six months ended June 30, 2007 and for the year ended December 31, 2006. Our unaudited pro forma consolidated financial data includes the effect of the 660 Dorothy property, 505 Century property and 631 International property (collectively, the “Texas Portfolio”), 602 Central Boulevard (the “Coventry Property”), Bolingbrook Point III and the Carolina Portfolio as if such activity had taken place on January 1, 2007 or 2006. Our unaudited pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been for the period indicated, nor does it purport to represent our future results of operations. For further discussion of the unaudited pro forma consolidated financial statements see Unaudited Pro Forma Financial Information beginning on page F-3 in this Supplement No. 5 and page F-2 in the prospectus.

	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	Six Months Ended June 30,	Six Months Ended June 30,		Year Ended December 31,	Year Ended December 31,
	2007	2007	2006	2006	2006	2005
	(in thousands except share data)
Statements of Operations Data:
Rental	$9,550	$3,657	$3,287	$15,243	$6,630	$4,614
Tenant Reimbursements	1,600	949	878	2,572	1,830	872

Total Revenue	11,150	4,606	4,165	17,815	8,460	5,486

Operating and Maintenance	696	455	448	1,303	901	374
Property Taxes	1,137	590	521	1,746	1,103	563
Interest	3,366	1,018	891	6,989	1,784	1,195
General and Administrative	849	744	241	1,001	851	359
Investment Management Fee to Related Party	1,012	499	343	1,846	739	603
Class C Fee to Related Party	—	—	145	145	145	459
Depreciation and Amortization	5,400	2,470	2,328	9,182	4,618	2,478

	12,460	5,776	4,917	22,212	10,141	6,031

Interest and Other Income	1,038	1,038	160	255	255	460

Loss before Minority Interest	(272)	(132)	(592)	(4,142)	(1,426)	(85)
Minority Interest	(7)	(4)	792	1,031	1,058	7

Net Loss	$(265)	$(128)	$(1,384)	$(5,173)	$(2,484)	$(92)

Share Data:
Basic and Diluted Loss Per Share	$(0.02)	$(0.01)	$(0.20)	$(0.43)	$(0.35)	$(0.01)
Weighted Average Common Shares Outstanding – Basic and Diluted	12,054,523	11,751,023	6,967,762	12,054,523	7,010,722	6,967,762
Dividend Declared Per Share	$0.26	$0.26	$0.25	$0.50	$0.50	$0.42

	Pro Forma Consolidated	Historical Consolidated	Historical Consolidated
	June 30,	June 30,	December 31,
	2007	2007	2006	2005
Balance Sheet Data:
Investments in Real Estate, After Accumulated Depreciation and Amortization	$270,226	$91,559	$70,650	$57,163
Real Estate Held for Sale	52,779	—	—	—
Total Assets	353,980	212,652	97,807	94,118
Loan Payable to Bank	65,000	—	—	—
Notes Payable, less discount of $2,720	109,409	46,019	34,975	34,975
Total Liabilities	196,424	58,131	44,834	41,510
Minority Interest	1,563	1,563	1,629	242
Shareholders’ Equity	155,993	152,958	51,344	52,366
Total Liabilities and Shareholders’ Equity	353,980	212,652	97,807	94,118

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis relates to the quarter ended June 30, 2007 and should be read in conjunction with the section “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations” beginning on page 41 of our prospectus.

Overview

We are a Maryland real estate investment trust that invests in real estate properties, focusing on office, retail, industrial and multi-family residential properties, as well as other real estate-related assets. We may also utilize our expertise and resources to capitalize on unique opportunities that may exist elsewhere in the marketplace, in which we might also acquire interests in mortgages or other investments where we could seek to acquire the underlying property. We will not invest more than 20% of our total assets in any single investment. In addition, we will seek to maintain a portfolio of geographically diverse assets and may invest up to 30% of our total assets outside of the United States. Investments outside of the United States will be focused in areas in which CBRE Investors has existing operations or previous investment experience, which today consist of markets in Western Europe (including London, Paris, Milan and Frankfurt), China (including Shanghai and Beijing) and Japan.

As of June 30, 2007, we owned eight properties, consisting of three office properties and five industrial properties. These properties are located in Coventry, United Kingdom and in the greater metropolitan areas of Boston, Massachusetts, Atlanta, Georgia, Dallas, Texas, and San Diego, California. Total rentable square feet of our portfolio was 927,751 and the weighted average occupancy was 94.3%.

We are externally managed by CBRE Advisors LLC and all of our real estate investments are held directly by, or indirectly through wholly-owned subsidiaries of, CBRE OP. Generally, we contribute the proceeds we receive from the issuance of common shares for cash to CBRE OP and CBRE OP, in turn, issues units of limited partnership to us, which entitle us to receive our share of CBRE OP’s earnings or losses and net cash flow. Provided we have sufficient available cash flow, we intend to pay our shareholders quarterly cash dividends. We are structured in a manner that allows CBRE OP to issue limited partnership interests from time to time in exchange for real estate properties. By structuring our acquisitions in this manner, the contributors of real estate to CBRE OP are generally able to defer gain recognition for U.S. federal income tax purposes.

Our business objective is to maximize shareholder value through: (1) maintaining an experienced management team of investment professionals; (2) investing in properties in certain markets where property fundamentals will support stable income returns and where capital appreciation is expected to be above average; (3) acquiring properties at a discount to replacement cost and where there is expected positive rent growth; and (4) repositioning properties to increase their value in the market place. Operating results at our individual properties are impacted by the supply and demand for office, retail, industrial and multifamily space, trends of the national regional economies, the financial health of current and prospective tenants and their customers, capital market trends, construction costs, and interest rate movements. Individual operating property performance is monitored and calculated using certain non-GAAP financial measures such as an analysis of net operating income. An analysis of net operating income as compared to local regional and national statistics may provide insight into short or longer term trends exclusive of capital markets or capital structuring issues. Interest rates are a critical factor in our results of operations. Our properties may be financed with significant amounts of debt, so changes in interest rates may affect both net income and the health of capital markets. For investments outside of the United States, in addition to monitoring local property market fundamentals and capital market trends, we evaluate currency hedging strategies, taxes, the stability of the local government and economy and the experience of our management team in the region.

We commenced operations in July 2004, following an initial private placement of our common shares of beneficial interest. We raised aggregate net proceeds (after commissions and expenses) of approximately

$55.5 million from July 2004 to October 2004 in private placements of our common shares. On October 24, 2006, we commenced an initial public offering of up to $2,000,000,000 in our common shares, 90% of which is offered at a price of $10.00 per share, and 10% of which is offered pursuant to our dividend reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the fair market value of a common share on the reinvestment date, as determined by CBRE Advisors LLC, the Investment Advisor, or another firm we choose for that purpose. As of June 30, 2007, we had accepted subscriptions from 2,783 investors, issued 12,880,327 common shares and received $174,583,022 in gross proceeds pursuant to this public offering. As of June 30, 2007, 19,780,386 common shares were issued and outstanding.

We have elected to be taxed as a REIT for U.S. federal income tax purposes.

Critical Accounting Policies

Management believes our most critical accounting policies are accounting for lease revenues (including straight-line rent), regular evaluation of whether the value of a real estate asset has been impaired, real estate purchase price allocations and accounting for our derivatives and hedging activities, if any. Each of these items involves estimates that require management to make judgments that are subjective in nature. Management relies on its experience, collects historical data and current market data, and analyzes these assumptions in order to arrive at what it believes to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates.

Revenue Recognition and Valuation of Receivables

Our revenues, which are composed largely of rental income, include rents reported on a straight-line basis over the initial term of the lease. If our leases provide for rental increases at specified intervals, we will be required to straight-line the recognition of revenue, which will result in the recording of a receivable for rent not yet due under the lease terms. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We review unbilled rent receivable on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Should the collectability of unbilled rent with respect to any given tenant be in doubt, we would be required to record an increase in our allowance for doubtful accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and shareholders’ equity.

Investments in Real Estate

We record investments in real estate at cost (including third party acquisition expenses) and we capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. We expense costs of repairs and maintenance as incurred. We compute depreciation using the straight-line method over the estimated useful lives of our real estate assets, which we expect to be approximately 39 years for buildings and improvements, three to five years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis throughout the expected useful lives of the related assets.

We have adopted SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which establishes a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS 144 requires that the operations related to properties that have been sold or that we intend to sell be presented as discontinued operations in the statement of operations for all periods presented, and properties we intend to sell be designated as “held for sale” on our balance sheet.

When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on our estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. Our forecast of these cash flows considers factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. These factors contain subjectivity and thus are not able to be precisely estimated. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate.

Real Estate Purchase Price Allocation

We allocate the purchase price to tangible assets of an acquired property (which includes land, building and tenant improvements) based on the estimated fair values of those tangible assets assuming the building was vacant. Estimates of fair value for land are based on factors such as comparisons to other properties sold in the same geographic area adjusted for unique characteristics. Estimates of fair values of buildings and tenant improvements are based on present values determined based upon the application of hypothetical leases with market rates and terms.

We record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We amortize any capitalized below-market lease values as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

We amortize the value of in-place leases to expense over the initial term of the respective leases, which we primarily expect to range from five to fifteen years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event may the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

These assessments have a direct impact on net income and revenues. If we assign more fair value to the in-place leases versus buildings and tenant improvements, assigned costs would generally be depreciated over a shorter period, resulting in more depreciation expense and a lower net income on an annual basis. Likewise, if we estimate that more of our leases in-place at acquisition are on terms believed to be above the current market rates for similar properties, the calculated present value of the amount above market would be amortized monthly as a direct reduction to rental revenues and ultimately reduce the amount of net income.

Treatment of Management Compensation, Expense Reimbursements

Management of our operations is conducted by the Investment Advisor. Fees related to services provided by the Investment Advisor are accounted for based on the nature of such service and the relevant accounting literature. Fees for services performed that represent period costs of our company, such as cash payments for investment management fees paid to the Investment Advisor, are expensed as incurred. In addition, an affiliate of the Investment Advisor owns a partnership interest which represents a profits interest in CBRE OP related to these services.

Subject to certain limitations, we are obligated to reimburse the Investment Advisor for the organizational and offering costs incurred on our behalf. This treatment is consistent with Staff Accounting Bulletin, or SAB, Topic 1.B.1, which requires that we include all of the costs associated with our operations and formation in our financial statements. These costs will then be analyzed and segregated between those which are organizational in nature, those which are offering-related salaries and other general and administrative expenses of the Investment Advisor and its affiliates, and those which qualify as offering expenses in accordance with SAB Topic 5.A. Organizational costs are expensed as incurred in accordance with AICPA Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Offering-related salaries and other general and administrative costs of the Investment Advisor and its affiliates will be expensed as incurred, and third-party offering expenses will be taken as a reduction against the net proceeds of the offering within additional paid-in capital, or APIC, in accordance with SAB Topic 5.A. As of June 30, 2007, the Investment Advisor had incurred approximately $14,229,000 in offering costs relating to our initial public offering. All of these offering costs have been repaid to the Investment Advisor or are included on our consolidated balance sheet in the $5,684,000 of accrued offering costs payable to related party.

Accounting for Derivative Financial Investments and Hedging Activities

We account for our derivative and hedging activities, if any, in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. We periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders’ equity. Calculation of a fair value of derivative instruments also requires management to use estimates. Amounts will be reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS 133. The changes in fair value hedges are accounted for by recording the fair value of the derivative instruments on the balance sheet as either assets or liabilities, with the corresponding amount recorded in current period earnings. As of June 30, 2007 and December 31, 2005, we did not have any derivative and hedging activities.

Accounting for Share-Based Compensation

We have adopted the fair value based method of accounting for share-based compensation. Under this approach, we recognize an expense for the fair value of any share-based compensation at the time it is granted, as well as for transactions with non-employees in which services are performed in exchange for equity instruments.

Variable Interest Entities

In December 2003, the FASB issued Interpretation 46R, Consolidation of Variable Interest Entities, or FIN 46R. The purpose of this interpretation is to provide guidance on how to identify a variable interest entity, or VIE, and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in any entity will need to consolidate that entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s anticipated losses and/or receive a majority of the VIE’s expected residual returns. As of June 30, 2007, we did not have any investment interests in VIEs.

Rental Operations

We evaluate the operation of our portfolio based on two geographic segments constituting our Domestic and International operations. We utilize the non-GAAP measure of Net Operating Income as our segment performance measure. The following tables compare the Net Operating Income for the three and six months ended June 30, 2007 and 2006 (in thousands):

	Domestic		International
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006
Revenues
Rental Income	$1,681	$1,583	$293	$—
Tenant Reimbursement	461	521	3	—

	2,142	2,104	296	—

Property and Related Expenses
Operating and Maintenance	227	238	5	—
General and Administrative	27	31	—	—
Property Taxes	295	311	—	—

	549	580	5	—

Net Operating Income	$1,593	$1,524	$291	$—

	Domestic		International
	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Revenues
Rental Income	$3,364	$3,287	$293	$—
Tenant Reimbursement	946	878	3	—

	4,310	4,165	296	—

Property and Related Expenses
Operating and Maintenance	450	448	5	—
General and Administrative	72	39	—	—
Property Taxes	590	521	—	—

	1,112	1,008	5	—

Net Operating Income	$3,198	$3,157	$291	$—

Results of Operations

Comparison of Three Months Ended June 30, 2007 to Three Months Ended June 30, 2006.

Revenues

Rental

Rental revenue increased $391,000, or 25%, to $1,974,000 during the three months ended June 30, 2007 as compared to $1,583,000 for the three months ended June 30, 2006. The increase is primarily due to the acquisition of 602 Central Blvd., which contributed $293,000, and increased occupancy at 505 Century, which contributed $56,000.

Tenant Reimbursements

Tenant reimbursements decreased $57,000, or 11%, to $464,000 for the three months ended June 30, 2007 compared to $521,000 for the three months ended June 30, 2006, primarily as a result of the effect of 2006 and 2007 escalation true up adjustments not captured in the December estimates, but were adjusted during the three months ended June 30, 2007.

Expenses

Operating and Maintenance

Property operating and maintenance expenses remained consistent for the three months ended June 30, 2007 and 2006.

Property Taxes

Property tax expense decreased $16,000, or 5%, to $295,000 for the three months ended June 30, 2007 compared to $311,000 for the three months ended June 30, 2006. The decrease is based on a $50,000 tax expense adjustment during the second quarter of 2006 that was not required in 2007, offset by an increase based on a combination of increased assessments and tax rates for all domestic properties in the portfolio.

Interest

Interest expense increased $126,000, or 28%, to $572,000 for the three months ended June 30, 2007 compared to $446,000 for the three months ended June 30, 2006 as a result of interest expense associated with the 602 Central Blvd. loan that closed on April 27, 2007.

General and Administrative

General and administrative expense increased $396,000 to $521,000 for the three months ended June 30, 2007 compared to $125,000 for the three months ended June 30, 2006. Of the total increase, $153,000 is due to the increase in general corporate legal expenses for the three months ended June 30, 2007 as compared to June 30, 2006; $122,000 is due to the increase in general audit fees and Sarbanes-Oxley assistance fees for the three months ended June 30, 2007 as compared to June 30, 2006; $72,000 is due to the increase in directors and officers’ insurance for the three months ended June 30, 2007 as compared to June 30, 2006. In addition, shareholder servicing fees, and other professional fees increased by approximately $49,000 for the three months ended June 30, 2007 as compared to June 30, 2006.

Investment Management Fee and Class C Fee to Related Party

Investment management and Class C fees remained consistent, on a total basis, for the three months ended June 30, 2007 and 2006.

Depreciation and Amortization

Depreciation and amortization expense increased $104,000 or 8%, to $1,327,000 for the three months ended June 30, 2007 as compared to $1,223,000 for the three months ended June 30, 2006. The net increase is primarily related to depreciation and amortization attributable to the April 2007 acquisition of 602 Central Blvd. of $224,000 offset by lower depreciation and amortization at 505 Century, due to a 2006 lease termination and write off of the remaining unamortized assets related to a major tenant, totaling $110,000.

Interest and Other Income

Interest and other income increased $628,000 to $774,000 for the three months ended June 30, 2007 compared to $146,000 for the three months ended June 30, 2006. The increase was due to the investing of public offering net cash proceeds in interest earning cash equivalents coupled with an increase in short term interest rates paid on cash equivalents.

Minority Interest

Minority interest decreased $790,000 for the three months ended June 30, 2007 as compared to the three months ended June 30, 2006. The decrease is attributable the exchange of the limited partnership minority interest for Class A OP units on October 24, 2006.

Comparison of Six Months Ended June 30, 2007 to Six Months Ended June 30, 2006.

Revenues

Rental

Rental revenue increased $370,000, or 11%, to $3,657,000 during the six months ended June 30, 2007 as compared to $3,287,000 for the six months ended June 30, 2006. The increase is due to the acquisition of 602 Central Blvd. and increased occupancy at Deerfield Commons I.

Tenant Reimbursements

Tenant reimbursements increased $71,000, or 8%, to $949,000 for the six months ended June 30, 2007 compared to $878,000 for the six months ended June 30, 2006, primarily as a result of increased tenant operating expense recovery for Deerfield I, 660 North Dorothy, and 505 Century of approximately $100,000, off set by the true up adjustment for escalation from 2006 of $29,000 which were included in the six months ended June 30, 2007.

Expenses

Operating and Maintenance

Property operating and maintenance expenses remained consistent for the six months ended June 30, 2007 and 2006.

Property Taxes

Property tax expense increased $69,000, or 13%, to $590,000 for the six months ended June 30, 2007 compared to $521,000 for the six months ended June 30, 2006. The increase is based on a combination of increased assessments and tax rates for all properties in the portfolio.

Interest

Interest expense increased $127,000 or 14%, to $1,018,000 for the six months ended June 30, 2007 compared to $891,000 for the six months ended June 30, 2006 as a result of interest expense associated with the 602 Central Blvd. loan that closed on April 27, 2007.

General and Administrative

General and administrative expense increased $503,000 to $744,000 for the six months ended June 30, 2007 compared to $241,000 for the six months ended June 30, 2006. Of the total increase, $182,000 is due to the increase in general corporate legal expense for the six months ended June 30, 2007 as compared to June 30, 2006; $159,000 is due to the increase in general audit fees and Sarbanes-Oxley assistance fees for the six months ended June 30, 2007 as compared to June 30, 2006; $144,000 is due to the increase in directors and officers’ insurance for the six months ended June 30, 2007 as compared to June 30, 2006. In addition, shareholder servicing fees, and other professional fees increased by approximately $18,000 for the six months ended June 30, 2007 as compared to June 30, 2006.

Investment Management Fee and Class C Fee to Related Party

Investment management and Class C fees remained consistent, on a total basis, for the six months ended June 30, 2007 and 2006.

Depreciation and Amortization

Depreciation and amortization expense increased $142,000 or 6%, to $2,470,000 for the six months ended June 30, 2007 as compared to $2,328,000 for the six months ended June 30, 2006. The net increase is related to tenant improvement and leasing commission activities at Deerfield I and 660 N. Dorothy and the April, 2007 acquisition of 602 Central Blvd.

Interest and Other Income

Interest and other income increased $878,000 to $1,038,000 for the six months ended June 30, 2007 compared to $160,000 for the six months ended June 30, 2006. The increase was due to the investing of public offering net cash proceeds in interest earning cash equivalents coupled with an increase in short term interest rates paid on cash equivalents.

Minority Interest

Minority interest decreased $796,000 for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The decrease is attributable the exchange of the limited partnership minority interest for Class A OP units on October 24, 2006.

Comparison of Year ended December 31, 2006 to Year ended December 31, 2005

Total Revenues

Rental

Rental revenue increased $2,016,000, or 44%, to $6,630,000 for the year ended December 31, 2006 compared to $4,614,000 for the year ended December 31, 2005. Of the total increase, $1,948,000 was due to the inclusion of rental revenue related to Deerfield Commons I for all of 2006 and for 660 N. Dorothy, 505 Century and 631 International since January 9, 2006 but for less then seven months for Deerfield Commons I and none for the other three properties for the year ended December 31, 2005.

Tenant Reimbursements

Tenant reimbursements increased $958,000, or 110%, to $1,830,000 for the year ended December 31, 2006 compared to $872,000 for the years ended December 31, 2005. An increase of $884,000 was due to the inclusion of tenant reimbursements related to Deerfield Commons I for all of 2006 and for 660 N. Dorothy, 505 Century and 631 International since January 9, 2006 but for less then seven months for Deerfield Commons I and none for the other three properties for the year ended December 31, 2005.

Expenses

Operating and Maintenance

Property operating and maintenance expenses increased $527,000 to $901,000 for the year ended December 31, 2006 compared to $374,000 for the years ended December 31, 2005. Of the total increase, $515,000 was due to the inclusion of operating and maintenance expenses related to Deerfield Commons I, 660 N. Dorothy, 505 Century and 631 International for a greater period for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

Property Taxes

Property tax expense increased $540,000, or 96%, to $1,103,000 for the year ended December 31, 2006 compared to $563,000 for the year ended December 31, 2005. Of the total increase, $492,000 was due to the inclusion of property tax expenses related to Deerfield Commons I, 660 N. Dorothy, 505 Century and 631 International for a greater period for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

Interest

Interest expense increased $589,000, or 49%, to $1,784,000 for the year ended December 31, 2006 compared to $1,195,000 for the year ended December 31, 2005. The total increase was due to the inclusion of interest expense related to 300 Constitution and Deerfield Commons I for all of 2006 compared to ten months and two months for 300 Constitution and Deerfield Commons I, respectively, for the year ended December 31, 2005.

General and Administrative

General and administrative expense increased $492,000, or 137%, to $851,000 for the year ended December 31, 2006 compared to $359,000 for the year ended December 31, 2005. Of the total increase, $55,000 was due to the inclusion of general and administrative expense related to Deerfield Commons I, 660 N. Dorothy, 505 Century and 631 International for a greater period for the year ended December 31, 2006 as compared to the year ended December 31, 2005. In addition, expense for directors and officers insurance increased by $144,000, audit fees increased by $173,000 and shareholder servicing fees and professional fees increased by $121,000 for the year ended December 31, 2006.

Investment Management Fee and Class C Fee to Related Party

Investment management and Class C fee to related party expense decreased $178,000 or 17% to $884,000 for the year ended December 31, 2006 compared to $1,062,000 for the year ended December 31, 2005. The decrease was due to a portion of the 2006 expense being recorded as an allocation of income to the minority interest holder.

Depreciation and Amortization

Depreciation and amortization expense increased $2,140,000, or 86%, to $4,618,000 for the year ended December 31, 2006 compared to $2,478,000 for the year ended December 31, 2005. The total increase was due to the inclusion of depreciation and amortization expense related to Deerfield Commons I, 660 N. Dorothy, 505 Century and 631 International for a greater period for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

Interest and Other Income

Interest and other income decreased $205,000, or 45%, to $255,000 for the year ended December 31, 2006 compared to $460,000 for the year ended December 31, 2005. The decrease was primarily due to using the cash for investments in real estate rather than investing in interest earning cash equivalents.

Minority Interest

Minority interest increased $1,051,000 to $1,058,000 for the year ended December 31, 2006 compared to $7,000 for the year ended December 31, 2005. The increase is primarily due to increases in the value of the Class C and Class B limited partnership interests by $798,000 and $253,000, respectively, which are recorded as an allocation of income to the minority interest holder.

Financial Condition, Liquidity and Capital Resources

Overview

Upon completion of this offering, our sources of funds will primarily be the net proceeds of this offering, operating cash flows and borrowings. We believe that these cash resources will be sufficient to satisfy our cash requirements and we do not anticipate a need to raise funds from other than these sources within the next twelve months. Please see “Risk Factors—Financing Risks.”

Depending on market conditions, we expect that once the net proceeds of this offering are fully invested, our debt financing will be approximately 65% of the value of the cost of our assets before non-cash reserves and depreciation. The amount of debt we place on an individual property, or the amount of debt incurred by an individual entity in which we invest, may be more or less than 65% of the value of such property or the value of the assets owned by such entity, depending on market conditions and other factors. In fact, depending on market conditions and other factors, we may choose not to place debt on our portfolio or our assets and may choose not to borrow to finance our operations or to acquire properties. Our declaration of trust limits our borrowing to 300% of our net assets unless any excess borrowing is approved by a majority of our independent trustees and is disclosed to our shareholders in our next quarterly report. Our declaration of trust defines “net assets” as our total assets (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities, calculated at least quarterly by us on a basis consistently applied; provided, however, that during such periods in which we are obtaining regular independent valuations of the current value of its net assets for purposes of enabling fiduciaries of employee benefit plan stockholders to comply with applicable Department of Labor reporting requirements, “net assets” means the greater of (i) the amount determined pursuant to the foregoing and (ii) the assets’ aggregate valuation established by the most recent such valuation report without reduction for depreciation, bad debts or other non-cash reserves. Any indebtedness we do incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt requiring us to immediately repay all outstanding principal. If we are unable to make such payment, our lender could foreclose on our assets that are pledged as collateral to such lender. The lender could also sue us or force us into bankruptcy. Any such event would have a material adverse effect on the value of our common shares. We believe that, even without any proceeds raised from this offering, we have sufficient cash flow from operations to continue as a going concern for the next twelve months and into the foreseeable future.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to the Investment Advisor and the Dealer Manager. During the offering stage, assuming all of the shares in our primary offering are sold, these payments will include payments of up to $126.0 million for selling commissions, up to $27.0 million for the dealer manager fee, up to $18.0 million for the marketing support fee and up to $28.0 million for organizational and offering expenses. During the acquisition and operational stages, certain services related to the acquisition and management of our investments and our operations will be provided to us by the Investment Advisor pursuant to an advisory agreement entered into in July 2004 which was amended and restated in October 2006. Pursuant to that agreement, we expect to make various payments to the Investment Advisor, including acquisition fees, investment management fees and payments for reimbursements of certain costs incurred by the Investment Advisor in providing related services to us. As the actual amounts to be paid are dependent upon the total equity and debt capital we raise and our results of operations, we cannot determine these amounts at this time.

In order to avoid corporate-level tax on our net taxable income, we are required to pay distributions to our shareholders equal to our net taxable income. In addition, to qualify as a REIT, we are required to pay distributions to our shareholders equal to at least 90% of our net ordinary taxable income. Therefore, once the net proceeds we receive from this offering are substantially fully invested, we will need to raise additional capital in order to grow our business and acquire additional real estate investments. We anticipate borrowing funds to obtain additional capital, but there can be no assurance that we will be able to do so on terms acceptable to us, if at all.

Historical Cash Flows

Our net cash provided by operating activities increased by $418,000, or 22% to $2,296,000, for the six months ended June 30, 2007 compared to $1,876,000 for the six months ended June 30, 2006. The increase is primarily related to interest income earned from public offering proceeds and rent attributable to the acquisition of 602 Central Blvd., offset by additional corporate level expenses incurred in connection with the Company’s public offering.

Net cash used in investing activities increased by approximately $8,184,000 to $26,109,000 for the six months ended June 30, 2007, compared to $17,925,000 for the six months ended June 30, 2006. The increase was the result of differences in our acquisitions during the periods where we acquired the Texas Portfolio of properties during the six months ended June 30, 2006 for $17,839,000 as compared to acquisition of 602 Central Blvd. for $23,649,000 and the payment of a $2,213,000 deposit on the Carolina Portfolio during the six months ended June 30, 2007, an increase of $8,023,000. In addition, an improvement in leasing activity at Deerfield Commons I and 505 Century resulted in an increase of $161,000 in capital improvement and lease commission expenditures during the six months ended June 30, 2007 as compared to the six months ended June 30, 2006.

Net cash provided by financing activities increased by $116,108,000 to $114,426,000 for the six months ended June 30, 2007 compared to net cash used in financing activities of $1,682,000 for the six months ended June 30, 2006. The increase is due to the $105,896,000 in net proceeds, after offering costs, received from the public offering, $10,846,000 in net loan proceeds associated with the acquisition of 602 Central Blvd., offset by an increase in distributions to shareholders and minority interest holder of $323,000, shareholder redemptions of $283,000 and reduced security deposit collections of $29,000 for the six months ended June 30, 2007.

Non-GAAP Supplemental Financial Measure: Funds From Operations

Management believes that Funds From Operations, or FFO, is a useful supplemental measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Because FFO excludes depreciation and amortization, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs. Management believes that FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.

FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

The following table presents our FFO for the three months and six months ended June 30, 2007 and 2006 (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Reconciliation of net income (loss) to funds from operations:
Net Income (Loss)	$4	$(1,131)	$(128)	$(1,384)
Adjustments:
Minority interest	(1)	789	(4)	792
Class C Fee	—	91	—	91
Real estate depreciation and amortization	1,327	1,223	2,470	2,328

Funds from operations	$1,330	$972	$2,338	$1,827

Financing

In April 2007, we, in connection with the acquisition of 602 Central blvd., entered into a £5,500,000 ($10,945,000) financing arrangement with the Royal Bank of Scotland secured by the property. The maturity date of the loan is April 26, 2014 and bears interest at a variable rate of interest, adjusted quarterly, based on the 3 months Libor rate plus margin and other costs of 67%, or currently at 6.35% per annum. Interest payments only are due quarterly for the term of the loan.

In November 2005, we entered into an approximately $9.7 million secured mortgage loan with Allianz Life Insurance Company of North America with regard to the acquisition of Deerfield Commons I. The maturity date of this loan is December 10, 2015. The loan bears interest at a fixed rate of 5.23% per annum and requires monthly payments of interest only until December 10, 2010. Beginning January 10, 2011 through November 10, 2015, monthly payments of principal and interest in the amount of $53,582 are due and payable. The entire remaining principal balance together with any accrued interest thereon will be due and payable in full on the maturity date.

In March 2005, we entered into a $12.0 million secured mortgage loan with The Northwestern Mutual Life Insurance Company with regard to the acquisition of 300 Constitution Drive. The maturity date of this loan is April 1, 2012. The loan bears interest payable monthly at a fixed rate of 4.84% per annum. No payments of principal are required until the maturity date, at which time the entire principal balance together with any accrued interest thereon will be due and payable.

In October 2004, we entered into an approximately $13.3 million secured mortgage loan with The Northwestern Mutual Life Insurance Company with regard to the acquisition of the REMEC Corporate Campus. The maturity date of this loan is November 1, 2011. The loan bears interest payable monthly at a fixed rate of 4.79% per annum. No payments of principal are required until the maturity date, at which time the entire principal balance together with any accrued interest thereon will be due and payable.

Distribution Policy

In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we must make distributions to our shareholders each year in an amount at least equal to 90% of our REIT taxable income.

It is anticipated that distributions generally will be taxable as ordinary income to our shareholders, although a portion of such distributions may be designated by us as a return of capital or as capital gain. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital or capital gains.

To the extent that our cash available for distribution is less than the amount we are required to distribute to qualify as a REIT, we may consider various funding sources to cover any shortfall, including borrowing funds on a short-term, or possibly long-term, basis or selling properties. In addition, we may utilize these funding sources to make distributions that exceed the amount we are required to distribute to qualify as a REIT; however, we will not use offering proceeds for this purpose.

Off-Balance Sheet Arrangements

Since inception, we have not maintained any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities. Accordingly, we are not materially exposed to any market, credit, liquidity or financing risk that could arise if we had engaged in such relationships.

Contractual Obligations and Commitments

The following table provides information with respect to our contractual obligations at June 30, 2007.

	Payments of principal and interest due by period
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Note Payable (and interest payments) Collateralized by REMEC Corporate Campus	$(16,053,148)	$(634,675)	$(1,269,350)	$(14,149,123)	$—
Note Payable (and interest payments) Collateralized by 300 Constitution Drive	(14,807,200)	(580,800)	(1,161,600)	(13,064,800)	—
Note Payable (and interest payments) Collateralized by Deerfield Commons I	(13,954,117)	(508,617)	(1,017,235)	(1,218,785)	(11,209,480)
Note Payable (and interest payments) Collateralized by 602 Central Blvd.	(15,947,653)	(700,484)	(1,400,968)	(1,400,968)	(12,445,233)

Total	$(60,762,118)	$(2,424,576)	$(4,849,153)	$(29,833,676)	$(23,654,713)

We are committed to pay $5,684,000 in accrued offering costs payable to a related party. In addition, we are committed to pay $127,000 of contractual tenant improvements. The timing of future payments is uncertain.

Income Taxes

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2004. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute currently to our shareholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their annual net taxable income (excluding net capital gains) to their shareholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to state, local and foreign taxes on our income and property and to U.S. federal income and excise taxes on our undistributed income. Beginning January 1, 2007, the Texas Portfolio became subject to the Texas gross margin tax. The impact was that we incurred approximately $6,000 of gross margin tax for the three months ended June 30, 2007.

Inflation

The real estate market has not been affected significantly by inflation in the past several years due to the relatively low inflation rate. With the exception of leases with tenants in multifamily properties, we expect to include provisions in the majority of our tenant leases designed to protect us from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases, annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market. Leases in multifamily properties generally turn over on an annual basis and do not typically present the same issue regarding inflation protection due to their short-term nature.

Recent Developments

On August 29, 2007, we acquired a fee interest in 530 W. North Frontage Road located in Bolingbrook, Illinois, or Bolingbrook Point III, from Bolingbrook Point Phase III, LLC, an unrelated third-party. We acquired Bolingbrook Point III for $17.88 million, exclusive of customary closing costs, which was funded using net proceeds from our initial public offering. Upon closing, we paid our investment advisor, CBRE Advisors LLC, an acquisition fee in the amount of $178,813. This acquisition fee is not included in the $17.88 million total acquisition cost of Bolingbrook Point III.

Bolingbrook Point III consists of a 185,045 square foot, multi-tenant warehouse distribution building completed in May 2006. The building is 100% leased to two tenants on long-term leases. Kraus Floors, LLC, a joint venture between Kraus Carpet Mills and The Tarkett Group, occupies 86,631 square feet and Compass Group USA, Inc., a managed foodservices company, occupies the remaining 98,414 square feet.

On August 30, 2007, we acquired a fee interest in a portfolio of 30 distribution and manufacturing industrial buildings located in North and South Carolina, or the Carolina Portfolio, from affiliates of Johnson Development Associates, Inc., unrelated third-parties. We acquired the Carolina Portfolio for $214.17 million, exclusive of customary closing costs, which was funded using net proceeds from our initial public offering and debt proceeds of approximately $131.11 million, with a fair value of $128.39 million. Upon closing, we paid our investment advisor, CBRE Advisors LLC, an acquisition fee in the amount of $2,141,657. This acquisition fee is not included in the $214.17 million total acquisition cost of the Carolina Portfolio.

The Carolina Portfolio consists of 30 distribution and manufacturing industrial buildings located in the markets of Greenville/Spartanburg, South Carolina; Charleston, South Carolina; Charlotte, North Carolina; and Winston-Salem, North Carolina. The Carolina Portfolio totals approximately 4.2 million square feet of industrial space and is currently 90% leased.

In connection with our acquisition of the Carolina Portfolio, on August 30, 2007, we entered into a credit agreement with Bank of America, N.A. to provide us a $65 million term loan and a $10 million revolving line of credit, or collectively the Credit Facility. The term loan was fully drawn upon the closing of the Carolina Portfolio. None of the revolving line of credit has been drawn. The Credit Facility has a term of one year and bears interest at a floating rate of LIBOR plus 1.25%, with a rate of 6.915% as of August 30, 2007. An upfront fee of $112,500 was paid to Bank of America, N.A. and a fee of 0.2% per annum is accrued on unfunded balances under the revolving line of credit. The Credit Facility is unsecured, but we are required to pay down a proportional amount of the Credit Facility if any of the unencumbered properties in the Carolina Portfolio or Bolingbrook Point III are financed or sold.

We have agreed to a capital commitment of up to $20 million in CB Richard Ellis Strategic Partners Asia II, LLP, or CBRE Asia Fund, which extends for 24 months after the close of the final capital commitment. On October 16, 2007, we funded $200,000 of our capital commitment. CBRE Investors, our sponsor, formed CBRE Asia Fund, to purchase, reposition, develop, hold for investment and sell institutional quality real estate and related assets in targeted markets in China, Japan, India, South Korea, Hong Kong, Singapore and other Asia Pacific markets. The Company is currently unable to determine what its ultimate percentage ownership interest in CBRE Asia Fund might be as a result of this capital commitment. If we, and all other currently committed capital investors, had funded their entire commitments in CBRE Asia Fund as of October 15, 2007, we would own an ownership interest of approximately 6.17% in CBRE Asia Fund. A majority of our trustees (including a majority of our independent trustees) not otherwise interested in this transaction approved the transaction as being fair, competitive and commercially reasonable.

On September 24, 2007, we acquired a fee interest in 215 Commerce Court located in Spartanburg, South Carolina. We acquired the 215 Commerce Court property for $2.875 million, exclusive of customary closing costs, which was funded using net proceeds from our initial public offering.

Quantitative and Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

We may be exposed to the effects of interest rate changes primarily as a result of long-term debt used to maintain liquidity and fund expansion of our real estate investment portfolio and operations. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we will borrow primarily at fixed rates or variable rates and, in some cases, with the ability to convert variable rates to fixed rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative or interest rate transactions for speculative purposes.

We had approximately $46.0 million of outstanding indebtedness, representing approximately 30% of our net assets (or approximately 41% of the cost of our assets including intangibles), as of June 30, 2007. Approximately $13.3 million of such indebtedness matures on November 1, 2011 and bears interest at a fixed rate of 4.79%, $12.0 million of such indebtedness matures on April 1, 2012 and bears interest at a fixed rate of 4.84% and $9.7 million of such indebtedness matures on December 10, 2015 and bears interest at a fixed rate of 5.23% and $11.044 of such indebtedness matures on April 27, 2007 and currently bears interest at a variable rate of 6.35%. Upon the maturity of our debt, there is a market risk as to the prevailing rates at the time of refinancing. Changes in market rates on our fixed-rate debt affect the fair market value of our debt but it has no impact on interest expense or cash flow. A 100 basis point increase or decrease in interest rates on our fixed rate debt would not increase or decrease our annual interest expense our fixed rate debt.

The fair value of long-term debt was estimated based on current interest rates available to us for debt instruments with similar terms. The following table summarizes our financial instruments and their calculated fair value at June 30, 2007 and December 31, 2006 (dollars in thousands):

	Book Value		Fair Value
Financial Instrument	2007	2006	2007	2006
Notes Payable	$46,019	$34,975	$44,475	$33,652

A 100 basis point increase or decrease in interest rates would increase or decrease the fair market value of our notes payable by 3.7 million at June 30, 2007.

REAL ESTATE INVESTMENTS

This section supersedes and replaces the information under the section “Real Estate Investments,” which begins on page 78 of our prospectus.

General

CB Richard Ellis Realty Trust is a Maryland real estate investment trust that invests in real estate properties, focusing on office, retail, industrial and multi-family residential properties, as well as other real estate-related assets.

Properties

The table below provides information regarding the properties we own. We purchased all of these properties from unaffiliated third parties. These properties are subject to competition from similar properties within their market areas and their economic performance could be affected by changes in local economic conditions. In evaluating these properties for acquisition, we considered a variety of factors including location, functionality and design, price per square foot, the credit worthiness of tenants, length of lease terms, market fundamentals and the in-place rental rates compared to market rates.

As of September 30, 2007, we owned the following properties:

Location	Property	Date Acquired	Year Built	Number of Buildings	Approximate Total Acquisition Cost	Net Rentable Sq. Ft.	Occupancy
Domestic
San Diego, CA	REMEC Corporate Campus	9/15/2004	1983	4	$26,667,000	132,685	100.0%
Taunton, MA	300 Constitution Drive	11/3/2004	1998	1	19,806,000	330,000	100.0%
Alpharetta, GA	Deerfield Commons I	6/21/2005	2000	1	19,577,000	121,969	100.0%
Alpharetta, GA	Deerfield Commons II	6/21/2005	—	—	2,262,000	—	—
Richardson, TX	660 North Dorothy	1/9/2006	1997	1	6,836,000	120,000	79.2%
Allen, TX	505 Century	1/9/2006	1997	1	6,096,000	100,000	72.4%
Richardson, TX	631 International	1/9/2006	1998	1	5,407,000	73,112	100.0%
Bolingbrook, IL	Bolingbrook Point III	8/29/2007	2006	1	18,168,000	185,045	100.0%
Spartanburg, SC	Fairforest Bldg. 5	8/30/2007	2006	1	17,040,000	316,491	100.0%
Spartanburg, SC	Fairforest Bldg. 6	8/30/2007	2005	1	7,060,000	101,055	100.0%
Spartanburg, SC	Fairforest Bldg. 7	8/30/2007	2006	1	6,464,000	101,459	—
Spartanburg, SC	HJ Park Bldg. 1	8/30/2007	2003	1	4,325,000	70,000	100.0%
Charleston, SC	North Rhett I	8/30/2007	1973	1	10,349,000	284,750	100.0%
Charleston, SC	North Rhett II	8/30/2007	2001	1	7,273,000	101,705	100.0%
Charleston, SC	North Rhett III	8/30/2007	2002	1	4,887,000	79,972	100.0%
Charleston, SC	North Rhett IV	8/30/2007	2005	1	16,253,000	316,040	100.0%
Charleston, SC	Jedburg Commerce Park	8/30/2007	2007	1	43,403,000	512,686	100.0%
Charleston, SC	Mount Holly Building	8/30/2007	2003	1	5,042,000	100,823	100.0%
Charleston, SC	Orangeburg Park Bldg.	8/30/2007	2003	1	5,756,000	101,055	100.0%
Charlotte, NC	Kings Mountain I	8/30/2007	1998	1	5,064,000	100,000	100.0%
Charlotte, NC	Kings Mountain II	8/30/2007	2002	1	11,109,000	301,400	100.0%
Winston-Salem, NC	Union Cross Bldg. I	8/30/2007	2005	1	6,562,000	100,853	100.0%
Winston-Salem, NC	Union Cross Bldg. II	8/30/2007	2005	1	16,363,000	316,130	100.0%
Spartanburg, SC	Fairforest Bldgs 1-4	8/30/2007	1999-2001	4	23,281,000	355,794	100.0%
Spartanburg, SC	Highway 290 Commerce Pk Bldgs	8/30/2007	1993-1996	3	12,709,000	268,500	62.8%
Spartanburg, SC	Orchard Business Park 2	8/30/2007	1994	1	719,000	17,448	—
Spartanburg, SC	Greenville/Spartanburg Ind. Pk	8/30/2007	1990	1	3,775,000	67,375	100.0%
Spartanburg, SC	Community Cash Complex 1-5	8/30/2007	1960/1978/ 1981/1984	5	8,213,000	552,518	62.7%
Spartanburg, SC	Cherokee Corporate Park	8/30/2007	2000	1	4,082,000	60,000	100.0%
Spartanburg, SC	215 Commerce Court	9/24/2007	1995	1	2,954,000	100,000	100.0%

Total:					$327,502,000	5,388,865	91.14%

International
Coventry, UK	602 Central Blvd.	4/27/2007	2001	1	$23,649,000	49,985	100.0%

Total:					$23,649,000	49,985	100.0%

Grand Total					$351,151,000	5,438,850	91.22%

REMEC Corporate Campus – San Diego, CA

The REMEC Corporate Campus is a research and development property which consists of four buildings on three separate parcels, and application has been made to the city of San Diego to split one parcel, creating a fourth parcel. REMEC Defense and Space, a subsidiary of Cobham Defense Electronic System Corporation (a subsidiary of Cobham PLC in the United Kingdom), a designer and manufacturer of sophisticated wireless communications networks for the defense, space and commercial sectors, occupies all four buildings. The property serves as the corporate headquarters for REMEC’s Space and Defense division. REMEC has occupied the property for more than 17 years. The REMEC Corporate Campus is located in the Kearny Mesa submarket in the heart of central San Diego bounded by I-52 to the north, I-805 to the west and I-15 to the east. The property offers easy access off Kearny Villa Road and I-52. Kearny Mesa’s central location, freeway access, numerous points of ingress and egress, lack of congestion, and nearby retail support services allow this central suburban industrial submarket to compete advantageously with other adjacent San Diego industrial submarkets.

Subsequent to the acquisition of the REMEC Corporate Campus, we obtained a $13,250,000 loan from Northwestern Mutual Life Insurance Company which is at an approximate 50% loan-to-value ratio. This loan bears interest payable monthly at a fixed rate of 4.79% per annum. No payments of principal are required until November 1, 2011, at which time the entire principal balance together with any accrued interest thereon will be due.

300 Constitution Drive – Taunton, MA

300 Constitution Drive is a property comprised of 330,000 square feet of primarily distribution space on 27 acres of land. The property has potential for additional development. It is 100% leased to Chadwick’s of Boston, Inc. under a long term lease that continues until 2013. Chadwick’s of Boston, Inc. was formed over 20 years ago as a catalog retailer for women. Today it is a large catalog and internet based clothing distributor, selling a wide selection of quality, brand named women’s merchandise. Chadwick’s of Boston, Inc. is a subsidiary of PPR (Pinault Printemps-Redoute), a global retailer based in Paris, France.

Subsequent to the acquisition of 300 Constitution Drive, we obtained a $12,000,000 loan from Northwestern Mutual Life Insurance Company which is at an approximate 61% loan-to-value ratio. This loan bears interest payable monthly at a fixed rate of 4.84% per annum. No payments of principal are required until April 1, 2012, at which time the entire principal balance together with any accrued interest thereon will be due.

Deerfield Commons I & II – Alpharetta, GA

Deerfield Commons I is a multi-tenant office building located in Alpharetta, Georgia, which is leased to eleven tenants encompassing a variety of business uses including financial services, publishing, and executive suites. Lease terms range from five to ten years. Also included with this asset is Deerfield Commons II, ten acres of undeveloped land zoned for office use.

On November 29, 2005, we borrowed $9,725,000 from Allianz Life Insurance Company of North America on the office property at Deerfield Commons I which was at an approximate 50% loan-to-value ratio. This loan has a ten year term bearing interest at a fixed rate of 5.23% per annum. The loan requires interest only payments for the first 60 months of the loan term and monthly payments of $53,582, including principal, thereafter.

Texas Portfolio – Allen and Richardson, TX

Texas Portfolio is comprised of three multi-tenant industrial/warehouse buildings (660 Dorothy, 505 Century, and 631 International) located in Allen and Richardson, Texas, which are leased to nine tenants encompassing a variety of business uses including communication, commercial and information technology services for lease terms that expire between April 2007 and October 2015.

We funded our acquisition of the Texas Portfolio with cash of approximately $17.8 million and the application of a $500,000 purchase deposit totaling approximately $18.3 million on January 9, 2006.

Bolingbrook Point III – Bolingbrook, Illinois

Bolingbrook Point III located in Bolingbrook, Illinois consists of a 185,045 square foot, multi-tenant warehouse distribution building completed in May 2006. The building is 100% leased to two tenants on long-term leases. Kraus Floors, LLC, a joint venture between Kraus Carpet Mills and The Tarkett Group, occupies 86,631 square feet and Compass Group USA, Inc., a managed foodservices company, occupies the remaining 98,414 square feet.

Carolina Portfolio

On August 30, 2007, we acquired a fee interest in a portfolio of 30 distribution and manufacturing industrial buildings located in North and South Carolina, or the Carolina Portfolio, from affiliates of Johnson Development Associates, Inc., or the Carolina Seller, unrelated third-parties. We acquired the Carolina Portfolio for $214.17 million, exclusive of customary closing costs, which was funded using net proceeds from our initial public offering and debt proceeds of approximately $131.11 million, with a fair value of $128.39 million.

The Carolina Portfolio consists of 30 distribution and manufacturing industrial buildings located in the markets of Greenville/Spartanburg, South Carolina; Charleston, South Carolina; Charlotte, North Carolina; and Winston-Salem, North Carolina. The Carolina Portfolio totals approximately 4.2 million square feet of industrial space and is currently 90% leased.

In connection with our acquisition of the Carolina Portfolio, on August 30, 2007, we entered into a credit agreement with Bank of America, N.A. to provide us a $65 million term loan and a $10 million revolving line of credit, or collectively the Credit Facility. The term loan was fully drawn upon the closing of the Carolina Portfolio. None of the revolving line of credit has been drawn. The Credit Facility has a term of one year and bears interest at a floating rate of LIBOR plus 1.25%, with a rate of 6.915% as of August 30, 2007. An upfront fee of $112,500 was paid to Bank of America, N.A. and a fee of 0.2% per annum is accrued on unfunded balances under the revolving line of credit. The Credit Facility is unsecured, but we are required to pay down a proportional amount of the Credit Facility if any of the unencumbered properties in the Carolina Portfolio or Bolingbrook Point III are financed or sold.

602 Central Boulevard – Coventry, UK

602 Central Boulevard located in Coventry, United Kingdom was built in 2002 and consists of a three-story office building containing approximately 49,985 rentable square feet and a surface parking lot completed in 2002. The office building is currently 100% leased to Capita Business Services Limited, part of The Capita Group plc, one of the UK’s largest business process outsourcing firms and the guarantor on the lease. Such lease is scheduled to expire on February 28, 2017; however, Capital Business Services Limited has a one-time option to terminate the lease on February 28, 2010 provided that it gives nine months prior written notice.

We funded our acquisition of 602 Central Boulevard through a £5,500,000 ($10,945,000 assuming an exchange rate of $1.99/£1.00) financing arrangement with The Royal Bank of Scotland plc. The loan is for a term of seven years and bears interest at a variable rate of interest based on the three month Libor rate plus margin and plus other costs equal to 0.67%, or currently 6.35% per annum. In addition, we incurred financing costs of $99,000 associated with obtaining this loan.

Other Investments

Investment in CB Richard Ellis Strategic Partners Asia II, L.P.

We have agreed to a capital commitment of up to $20 million in CB Richard Ellis Strategic Partners Asia II, LLP, or CBRE Asia Fund, which extends for 24 months after the close of the final capital commitment. On October 16, 2007, we funded $200,000 of our capital commitment. CBRE Investors, our sponsor, formed CBRE Asia Fund, to purchase, reposition, develop, hold for investment and sell institutional quality real estate and related assets in targeted markets in China, Japan, India, South Korea, Hong Kong, Singapore and other Asia Pacific markets. The initial subscription period in CBRE Asia Fund closed in July 2007 and CBRE Asia Fund will seek additional commitments for six months from the closing. CBRE Asia Fund has an eight year term, which may be extended for up to two, one-year periods with the approval of two-thirds of the limited partners. As of the date of this Supplement No. 5, CBRE Asia Fund had aggregate investor commitments of approximately $324 million from institutional investors including CBRE Investors, Deutsche Bank and the California State Teachers’ Retirement System. We are currently unable to determine what our ultimate percentage ownership interest in CBRE Asia Fund might be as a result of our capital commitment. If we, and all other currently committed capital investors, had funded their entire commitments in CBRE Asia Fund as of October 15, 2007, we would own an ownership interest of approximately 6.17% in CBRE Asia Fund. In addition, if we had funded our entire capital commitment in CBRE Asia Fund as of October 15, 2007, our investment in CBRE Asia Fund would represent 5.5% of our total assets.

As of October 15, 2007, CBRE Asia Fund has made three investments, one in China and two in Japan. The first investment is a 25% equity interest in the joint venture that owns Tianjin Beiyang Plaza located in Tianjin, China. CBRE Asia Fund acquired the interest for approximately $20.5 million. Shanghai Forte owns a 75% equity interest in the venture and is one of the largest developers in China. The project is a 42 story, 1.36 million of square foot mixed-use redevelopment project in Tianjin, China consisting of a 590,000 square foot office tower that will include a five star Raffles hotel (with 150 rooms) and a 420,000 square foot Raffles managed serviced apartment tower over a 350,000 square foot retail podium. The second investment is a four building portfolio in Japan consisting of one residential and three commercial properties located in central Tokyo, Japan. Three of the four properties were acquired upon their completion on March 28, 2007 and the fourth was acquired on May 30, 2007. The properties were acquired for approximately $35.7 million ($9.0 million of cash and $26.7 million of debt). The third investment is a boutique retail development project in the Ginza shopping district of central Tokyo that closed on June 25, 2007. The total project cost is approximately $43.5 million ($13.5 million of cash and $30.0 million of debt).

CBRE Asia Fund is managed by CB Richard Ellis Investors SP Asia II, LLC, or the Fund Manager, an affiliate of CBRE Investors. The Fund Manager will generally receive a quarterly management fee at an annual rate equal to 1.25% of the aggregate capital commitments (or an annual rate of 1.5% of the aggregate capital commitments for limited partners (which includes us) with capital commitments of less than $50 million). The Fund Manager is also entitled to an acquisition fee equal to (i) for assets acquired for ground up, new development or asset repositioning involving refurbishment activity, 0.75% of CBRE Asia Fund’s pro rata share of the total acquisition cost of such investment, plus 0.375% of the amount of projected capital expenditures required for such development or refurbishment activity, or (ii) for all other assets, 0.75% of CBRE Asia Fund’s pro rata share of the total acquisition cost of such investment. We will pay our investment advisor investment management and acquisition fees with respect to our investment in CBRE Asia Fund. For a description of the investment management and acquisition fees we may pay our investment advisor in connection with our real estate investments, see “Compensation To Investment Advisor and Dealer Manager; Equity Investment By An Affiliate of The Investment Advisor” beginning on page 88 of our prospectus. Such fees paid to our investment advisor will be reduced, but not below zero, by our proportionate share of the management and acquisition fees paid to the Fund Manager.

We believe that investing in CBRE Asia Fund will provide benefits to our investors because it will allow us to diversify our portfolio of properties at a faster rate than we could obtain by investing directly, which may reduce risks to investors in us. We do not expect that we will incur additional costs of any significance associated with investing in CBRE Asia Fund compared to acquiring interests in real estate directly. A majority of our trustees (including a majority of our independent trustees) not otherwise interested in this transaction approved the transaction as being fair, competitive and commercially reasonable.

Significant Tenants

We own approximately 5,438,850 square feet of net rentable space. The following table details the tenants who occupy more than 5% of the total rentable square feet as of September 30, 2007:

		Net Rentable Sq. Ft.		Annual Rents Statistics
Property	Tenant	Sq. Ft.	% of Portfolio	Annual Rents	% of Portfolio	Lease Expirations
North Rhett I	Briggs Plumbing Pruducts, Inc.	284,750	5.23%	$740,350	3.19%	11/2015
King Mountain II	South Eastern Container, Inc.	301,400	5.54	810,431	3.49	12/2019
North Rhett IV	Trans Hold Inc.	316,040	5.81	1,174,065	5.06	01/2022
Union Cross Bldg. II	EGL Eagle Global Logistics LP	316,130	5.81	1,238,597	5.33	10/2009
Fairforest Bldg. 5	Echostar Satellite LLC	316,491	5.82	588,673	2.53	02/2013
300 Constitution Drive	Chadwick’s of Boston	330,000	6.07	1,392,600	6.00	03/2013
Jedburg Commerce Park	American LaFrance LLC	512,686	9.43	2,994,086	12.90	07/2027

Total		2,377,497	43.71%	$8,938,802	38.50%

Tenant Lease Expirations

The following table sets forth a schedule of expiring leases by square footage and by annualized rental revenue as of September 30, 2007:

Year	Expiring Square Feet	% of Portfolio	Annual Rental	% of Portfolio
Vacant	477,531	8.78%	$—	—%
Month to Month	251,980	4.63	—	—
2008	186,377	3.43	643,744	2.77
2009	604,654	11.12	2,863,585	12.33
2010	452,938	8.33	3,931,655	16.93
2011	167,944	3.09	834,629	3.60
2012	90,130	1.66	537,690	2.32
2013	832,904	15.31	2,459,651	10.59
2014	102,372	1.88	462,920	1.99
2015	709,942	13.05	2,751,574	11.85
2016	198,414	3.65	1,009,019	4.35
2017	132,685	2.44	2,307,271	9.94
2019	301,400	5.54	810,431	3.49
2020	100,853	1.85	435,685	1.88
2022	316,040	5.81	1,174,065	5.06
2027	512,686	9.43	2,994,086	12.90

Total	5,438,850	100.00%	$23,216,005	100.00%

Insurance Coverage on Properties

We carry comprehensive general liability coverage and umbrella liability coverage on all of our properties with limits of liability which we deem adequate. Similarly, we are insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us on a replacement basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. The cost of such insurance is passed through to tenants whenever possible.

Depreciable Tax Basis and Real Estate Tax

The following table provides information regarding our tax basis and real estate taxes at each of our properties.

Location	Property	Approximate Tax Basis	2007 Real Estate Taxes
San Diego, CA	REMEC Corporate Campus	$26,667,000	$303,000
Taunton, MA	300 Constitution Drive	19,806,000	201,000
Alpharetta, GA	Deerfield Commons I	19,577,000	233,000
Alpharetta, GA	Deerfield Commons II	2,262,000	26,000
Richardson, TX	660 North Dorothy	6,836,000	149,000
Allen, TX	505 Century	6,096,000	96,000
Richardson, TX	631 International	5,407,000	101,000
Bolingbrook. IL	Bolingbrook Point III	18,168,000	90,000
Spartanburg, SC	Fairforest Bldg. 5	17,040,000	23,000
Spartanburg, SC	Fairforest Bldg. 6	7,060,000	5,000
Spartanburg, SC	Fairforest Bldg. 7	6,464,000	11,000
Spartanburg, SC	HJ Park Bldg. 1	4,325,000	59,000
Charleston, SC	North Rhett I	10,349,000	64,000
Charleston, SC	North Rhett II	7,273,000	48,000
Charleston, SC	North Rhett III	4,887,000	45,000
Charleston, SC	North Rhett IV	16,253,000	17,000
Charleston, SC	Jedburg Commerce Park	43,403,000	9,000
Charleston, SC	Mount Holly Building	5,042,000	46,000
Charleston, SC	Orangeburg Park Bldg.	5,756,000	8,000
Charlotte, NC	Kings Mountain I	5,064,000	31,000
Charlotte, NC	Kings Mountain II	11,109,000	56,000
Winston-Salem, NC	Union Cross Bldg. I	6,562,000	48,000
Winston-Salem, NC	Union Cross Bldg. II	16,363,000	134,000
Spartanburg, SC	Fairforest Bldgs 1-4	23,281,000	338,000
Spartanburg, SC	Highway 290 Commerce Pk Bldgs	12,709,000	224,000
Spartanburg, SC	Orchard Business Park 2	719,000	8,000
Spartanburg, SC	Greenville/Spartanburg Ind. Pk	3,775,000	55,000
Spartanburg, SC	Community Cash Complex 1-5	8,213,000	110,000
Spartanburg, SC	Cherokee Corporate Park	4,082,000	44,000
Spartanburg, SC	215 Commerce Court	2,954,000	60,000
Coventry, UK	602 Central Blvd.	23,649,000	N/A

Total		$351,151,000	$2,642,000

Regulations

Our properties, as well as any other properties that we may acquire in the future, are subject to various U.S. federal, state and local laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We believe that we have all permits and approvals necessary under current law to operate our properties.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following paragraph replaces the corresponding paragraph under the section “Certain Relationships and Related Party Transactions—Other Activities of the Investment Advisor and is Affiliates,” which begins on page 92 of our prospectus.

Other Activities of the Investment Advisor and its Affiliates

In addition, Robert H. Zerbst, our chairman, and Laurie Romanak, our senior vice president, chief financial officer and secretary, serve as managing directors of the Investment Advisor and also serve as chairman and executive managing director, respectively, of CBRE Investors, our sponsor. These individuals also are members of the investment committee of CB Richard Ellis Strategic Partners Asia II, L.P., a entity which we are a limited partner. Jack A. Cuneo, our president and chief executive officer and one of our trustees, serves as the president and chief executive officer of the Investment Advisor and also serves as a managing director of CBRE Investors. Our president and chief executive officer and our chief financial officer directly hold an aggregate 16.8% economic interest in the Investment Advisor. Given these positions and ownership interest, these individuals owe fiduciary duties to these entities and their shareholders. Such fiduciary duties may from time to time conflict with the fiduciary duties owed to us and our shareholders. See “Risk Factors—Conflict of Interest Risks.”

EXPERTS

The following paragraphs replace the corresponding paragraphs under the section “Experts,” which appears on page 145 of our prospectus.

The consolidated financial statements as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, and for the period from July 1, 2004 (date of commencement) to December 31, 2004 and financial statement schedule of CB Richard Ellis Realty Trust included in the prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Texas Portfolio for the year ended December 31, 2005, included in the prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the purpose of the statement) appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses of the Bolingbrook Point III building for the year ended December 31, 2006, included in the prospectus, has been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Carolina Portfolio for the year ended December 31, 2006, included in the prospectus, has been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the purpose of the statement) appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CB RICHARD ELLIS REALTY TRUST

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Financial Statements

Pro Forma Condensed Consolidated Balance Sheet, June 30, 2007 (unaudited)	F-3

Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2007 (unaudited)	F-4

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2006 (unaudited)	F-5

Notes to Pro Forma Condensed Consolidated Statement of Operations (unaudited)	F-6

Interim Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006 (unaudited)	F-11

Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)	F-12

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006 (unaudited)	F-13

Condensed Consolidated Statement of Shareholders’ Equity for the Six Months Ended June 30, 2007 (unaudited)	F-14

Notes to Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)	F-15

Bolingbrook Point III

Report of Independent Registered Public Accounting Firm	F-35

Historical Statements of Revenues and Direct Operating Expenses for the Year Ended December 31, 2006 and for the Unaudited Six Months Ended June 30, 2007	F-36

Notes to Historical Statements of Revenues and Direct Operating Expenses for the Year Ended December 31, 2006 and for the Unaudited Six Months Ended June 30, 2007	F-37

Carolina Portfolio

Report of Independent Registered Public Accounting Firm	F-39

Combined Statements of Revenues and Certain Expenses	F-40

Notes to Combined Statements of Revenues and Certain Expenses	F-41

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

The following unaudited pro forma condensed consolidated statements of operations of CB Richard Ellis Realty Trust (the “Company”) including CBRE Operating Partnership, L.P., a consolidated subsidiary, for the six months ended June 30, 2007 and for the year ended December 31, 2006 are based on the historical consolidated statements of operations of CB Richard Ellis Realty Trust and the combined statement of revenues and certain expenses for the (i) 602 Central Blvd. property, (ii) 660 Dorothy property, 505 Century property and 631 International property (collectively, the “Texas Portfolio”) which had previously been acquired by the Company on January 9, 2006, (iii) Bolingbrook Point III property and (iv) the Carolina Portfolio.

The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2007 is presented as if the acquisitions of the 602 Central Blvd. property, the Bolingbrook Point III property and the Carolina Portfolio had taken place on January 1, 2007.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 is presented as if the acquisitions of the Texas Portfolio, 602 Central Blvd. property, the Bolingbrook Point III property and the Carolina Portfolio had taken place on January 1, 2006.

The unaudited pro forma consolidated balance sheet as of June 30, 2007 is presented as if the acquisition of the Bolingbrook Point III property and the Carolina Portfolio property had taken place on June 30, 2007.

The unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the historical balance sheet and statements of operations of CB Richard Ellis Realty Trust and the statement of revenues and certain expenses of the Texas Portfolio, the Bolingbrook Point III property and the Carolina Portfolio along with the accompanying notes thereto.

The unaudited pro forma condensed consolidated statements of operations do not purport to represent our results of operations that would actually have occurred assuming the acquisitions of the 602 Central Blvd. property, the Texas Portfolio, the Bolingbrook Point III property and the Carolina Portfolio had occurred on January 1, 2006, nor do they purport to project our results of operations as of any future date or for any future period.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Balance Sheet

June 30, 2007 (Unaudited)

(In thousands, except share data)

	CB Richard Ellis Realty Trust Historical	Bolingbrook Point III	Carolina Portfolio	Consolidated Company Pro Forma
	(A)	(B)	(C)
ASSETS

Net Investments in Real Estate	$91,559	$17,244	$161,423	$270,226
Real Estate Held for Sale	—	—	52,779	52,779
Cash and Cash Equivalents	104,630	(18,168)	(86,462)	—
Accounts and Other Receivables	66	—	—	66
Deferred Rent	405	—	—	405
Acquired Above Market Leases	553	236	2,243	3,032
Acquired in Place Lease Value	12,578	688	10,467	23,733
Deferred Financing Costs	423	—	878	1,301
Lease Commissions	180	—	—	180
Other Assets	2,258	—	—	2,258

Total Assets	$212,652	$—	$141,328	$353,980

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Notes Payable, less discount of $2,720	$46,019	$—	$63,390	$109,409
Loan Payable to Bank	—		65,000	65,000
Security Deposits	147	—	—	147
Accounts Payable and Accrued Expenses	1,416	—	—	1,416
Accrued Offering Costs to Related Parties	5,684	—	—	5,684
Distributions Payable	1,992	—	—	1,992
Acquired Below Market Leases	2,766	—	9,903	12,669
Investment Management Fees Payable to Related Party	107	—	—	107

Total Liabilities	58,131	—	138,293	196,424

Minority Interest	1,563	—	—	1,563

Shareholders’ Equity
Common Stock, $0.01 par value, 990,000,000 shares authorized, 19,780,386 (20,083,886 on a pro forma basis) issued and outstanding	198	—	3	201
Additional Paid-in-Capital	165,528	—	3,032	168,560
Accumulated Deficit	(12,886)	—	—	(12,886)
Accumulated Other Comprehensive Income	118	—	—	118

Total Shareholders’ Equity	152,958	—	3,035	155,993

Total Liabilities and Shareholders’ Equity	$212,652	$—	$141,328	$353,980

CB RICHARD ELLIS REALTY TRUST

(Unaudited) Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2007

(In thousands, except share data)

	CB Richard Ellis Realty Trust Historical	602 Central Blvd., Coventry, UK	Bolingbrook Point III	Carolina Portfolio	Carolina Portfolio Real Estate Held for Sale Adjustments	Bolingbrook Point III Pro Forma Adjustments	Carolina Portfolio Pro Forma Adjustments	Consolidated Company Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)	(GG)	(HH)
Revenues
Rental	$3,657	$516	$396	$6,295	$(1,595)	$(11)	$292	$9,550
Tenant Reimbursements	949	5	57	537	(44)	—	96	1,600

Total Revenues	4,606	521	453	6,832	(1,639)	(11)	388	11,150

Expenses
Operating and Maintenance	455	5	49	259	(72)	—	—	696
Property Taxes	590	—	45	509	(103)	—	96	1,137
Interest	1,018	222	—	1,945	—	—	181	3,366
General and Administrative	744	—	5	141	(41)	—	—	849
Management Fees to Related Party	499	49	—	—	—	55	409	1,012
Depreciation and Amortization	2,470	339	—	—	—	236	2,355	5,400

Total Expenses	5,776	615	99	2,854	(216)	291	3,041	12,460

Interest and other income	1,038	—	—	—	—	—	—	1,038

(Loss) Income Before Minority Interest	(132)	(94)	354	3,978	(1,423)	(302)	(2,653)	(272)
Minority Interest	(4)	(2)	—	—	—	1	(2)	(7)

Net (Loss) Income	$(128)	$(92)	$354	$3,978	$(1,423)	$(303)	$(2,651)	$(265)

Basic and Diluted Net loss per Share	$(0.010)							$(0.022)
Weighted Average Common Shares Outstanding—Basic and Diluted	11,751,023							12,054,523

CB RICHARD ELLIS REALTY TRUST

(Unaudited) Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2006

(In thousands, except share data)

	CB Richard Ellis Realty Trust Historical	Texas Portfolio	602 Central Blvd., Coventry, UK	Bolingbrook Point III	Carolina Portfolio	Carolina Portfolio Real Estate Held for Sale Adjustments	Bolingbrook Point III Pro Forma Adjustments	Carolina Portfolio Pro Forma Adjustments	Consolidated Company Pro Forma
	(II)	(JJ)	(KK)	(LL)	(MM)	(NN)	(OO)	(PP)	(QQ)
Revenues
Rental	$6,630	$28	$1,494	$388	$9,493	$(3,153)	$(11)	$374	$15,243
Tenant Reimbursements	1,830	9	15	49	444	(14)	—	239	2,572

Total Revenues	8,460	37	1,509	437	9,937	(3,167)	(11)	613	17,815

Expenses
Operating and Maintenance	901	4	15	66	492	(175)	—	—	1,303
Property Taxes	1,103	7	—	57	540	(200)	—	239	1,746
Interest	1,784	—	653	—	2,911	—	—	1,641	6,989
General and Administrative	851	1	—	2	225	(78)	—	—	1,001
Management Fees to Related Party	739	—	151	—	—	—	55	901	1,846
Class C Fee to Related Party	145	—	—	—	—	—	—	—	145
Depreciation and Amortization	4,618	21	982	—	—	—	236	3,325	9,182

Total Expenses	10,141	33	1,801	125	4,168	(453)	291	6,106	22,212

Interest and Other Income	255	—	—	—	—	—	—	—	255

(Loss) Income Before Minority Interest	(1,426)	4	(292)	312	5,769	(2,714)	(302)	(5,493)	(4,142)
Minority Interest	1,058	—	(3)	—	—	—	—	(24)	1,031

Net (Loss) Income	$(2,484)	$4	$(289)	$312	$5,769	$(2,714)	$(302)	$(5,469)	$(5,173)

Basic and Diluted Net loss per Share	$(0.35)								$(0.43)
Weighted Average Common Shares Outstanding—Basic and Diluted	7,010,722								12,054,523

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

(Dollar amount in thousands, except share data)

1.	Adjustments to Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet of the Company as of June 30, 2007 are as follows:

(A)	Reflects the actual condensed consolidated balance sheet of the Company as of June 30, 2007.

(B)	Represents the purchase price of the assets acquired on August 29, 2007 by the Company in conjunction with the acquisition of Bolingbrook Point III (“Bolingbrook”) property. The total cost of $18,168,000 including closing costs and acquisition fees, was funded using the net proceeds from out initial public offering. An acquisition fee of $178,313 or 1% of the purchase price was paid to the CBRE Advisors, the Investment Advisor.

We allocated the purchase price, plus closing costs and acquisition fees, to the fair value of the assets acquired as follows: $2,539,000 to land, $547,000 to site improvements, $14,075,000 to buildings and improvements, $83,000 to tenant improvements, $688,000 to in-place lease value and $236,000 to above market leases. The purchase price allocations are preliminary and are subject to change.

(C)	Represents the purchase price of the 30 buildings acquired on August 30, 2007 by the Company in conjunction with the acquisition of the Carolina Portfolio. The purchase price of $217,009,000 plus closing costs and acquisitions fees, was funded using the net proceeds from our initial public offering, assumed existing debt of approximately $66,110,000, with a fair value of $63,390,000, and a new $65,000,000 term loan. An acquisition fee of $2,141,700 or 1% of the purchase price was paid to our Investment Advisor.

We allocated the purchase price, plus closing costs and acquisition fees, to the fair value of the assets to be held for investment as follows: $19,869,000 to land, $16,967,000 site improvements, $122,071,000 to buildings and improvements, $2,516,000 to tenant improvements, $10,467,000 to in-place lease value, $2,243,000 to above market leases and $9,903,000 to below market leases. The purchase price allocations are preliminary and are subject to change.

The Company has identified 15 buildings (Real Estate Held for Sale) that are being marketed for sale and, accordingly, allocated $52,779,000 of the total purchase price plus closing costs to Real Estate Held for Sale. The purchase price allocations are preliminary and subject to charge.

The Company assumed 13 loans with principal balances totaling $66,110,000 from various lenders that are secured by first deeds of trust on the properties and the assignment of related rents and leases. Assumption fees and other loan closing costs totaling $765,500 were capitalized as incurred. The loans bear interest at rates ranging from 4.98% to 6.33% and mature between March 2, 2013 and February 1, 2025. The fair value of the loans assumed on August 30, 2007 was $63,390,000. The purchase price allocations are preliminary and subject to change. In addition, 303,500 additional common shares were assumed to be issued to provide the balance of the cash required to fund the close of the Carolina Portfolio.

In connection with our acquisition of the Carolina Portfolio on August 30, 2007, the Company entered into a credit agreement with Bank of America, N.A. to provide us a $65 million term loan and a $10 million revolving line of credit (collectively, the “Credit Facility”). The term

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

(Dollar amount in thousands, except share data)

loan was fully drawn upon the closing of the Carolina Portfolio. None of the revolving line of credit has been drawn. The Credit Facility has a term of one year and bears interest at a floating rate of LIBOR plus 1.25%, with a rate of 6.915% as of August 30, 2007. An upfront fee of $112,500 was paid to Bank of America, N.A. and a fee of 0.2% per annum is accrued on unfunded balances under the revolving line of credit. The Credit Facility is unsecured, but the Company is required to pay down the Credit Facility if any of the unencumbered properties in the Carolina Portfolio or Bolingbrook Point III are financed or sold.

The following table presents the details of the 30 buildings acquired, inclusive of the fair value adjustment, and the 13 mortgage notes payable assumed in the acquisition of the Carolina Portfolio:

Carolina Portfolio ProForma

Location	Property	No. of Buildings	Acquisition Cost	Principal Amount Assumed Loan	Fair Value Adjustment	Fair Value of Assumed Debt
Spartanburg, SC	Fairforest Bldg. 5	1	$16,922,000	$11,308,000	$(118,000)	$11,190,000
Spartanburg, SC	Fairforest Bldg. 6	1	6,866,000	3,832,000	(194,000)	3,638,000
Spartanburg, SC	Fairforest Bldg. 7	1	6,464,000	—	—	—
Spartanburg, SC	HJ Park Bldg. 1	1	4,273,000	1,485,000	(52,000)	1,433,000
Charleston, SC	North Rhett I	1	10,148,000	4,968,000	(201,000)	4,767,000
Charleston, SC	North Rhett II	1	7,095,000	2,700,000	(178,000)	2,522,000
Charleston, SC	North Rhett III	1	4,817,000	2,207,000	(70,000)	2,137,000
Charleston, SC	North Rhett IV	1	15,856,000	11,258,000	(397,000)	10,861,000
Charleston, SC	Jedburg Commerce Park	1	43,403,000	—	—	—
Charleston, SC	Mount Holly Building	1	4,890,000	2,700,000	(152,000)	2,548,000
Charleston, SC	Orangeburg Park Bldg.	1	5,579,000	2,746,000	(177,000)	2,569,000
Charlotte, NC	Kings Mountain I	1	4,938,000	2,335,000	(126,000)	2,209,000
Charlotte, NC	Kings Mountain II	1	10,755,000	7,044,000	(354,000)	6,690,000
Winston-Salem, NC	Union Cross Bldg. I	1	6,385,000	3,332,000	(177,000)	3,155,000
Winston-Salem, NC	Union Cross Bldg. II	1	15,839,000	10,195,000	(524,000)	9,671,000

Carolina Portfolio Held for Investment		15	$164,230,000	$66,110,000	$(2,720,000)	$63,390,000

Spartanburg, SC	Fairforest Bldgs 1-4	4	$23,281,000
Spartanburg, SC	Highway 290 Commerce Pk Bldgs	3	12,709,000
Spartanburg, SC	Orchard Business Park 2	1	719,000
Spartanburg, SC	Greenville/Spartanburg Ind. Pk	1	3,775,000
Spartanburg, SC	Community Cash Complex 1-5	5	8,213,000
Spartanburg, SC	Cherokee Corporate Park	1	4,082,000

Carolina Portfolio Real Estate Held for Sale		15	$52,779,000

Carolina Portfolio		30	$217,009,000

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

(Dollar amount in thousands, except share data)

2.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statement of operations of the Company for the six months ended June 30, 2007 are as follows:

(AA)	Reflects the historical condensed consolidated statement of operations for the six months ended June 30, 2007.

(BB)	Reflects the statement of operations for the period ended April 26, 2007 (Date of Acquisition) for 602 Central Blvd. in order to present the operations as if the property was acquired on January 1, 2007. The office building is 100% leased on a net lease term basis through February 28, 2017 to Capita Business Services Limited (the “Tenant”), a subsidiary of The Capita Group plc, one of the UK’s largest business process outsourcing firms and guarantor of the lease. The Tenant has a one time right to break the lease on February 28, 2010, provided Tenant has given the landlord not less than nine months prior written notice to the effect that Tenant intends to leave the property. Rental revenues are recorded on a straight line basis over the lease term and both revenues and expenses such as depreciation and amortization were calculated as if the property was acquired on January 1, 2007. The Company entered into a financing arrangement on April 27, 2007. The principal amount of $10,945,000 is due in total at the end of a term of seven years. Interest only payments are due quarterly based on a variable interest rate, currently 6.35%. For purposes of adjustment, the interest expense was reflected as if the debt had been issued on January 1, 2007.

(CC)	Reflects the historical statement of operations for the six months ended June 30, 2007 for the Bolingbrook Point III property. Revenues and direct operating expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Historical depreciation and amortization are excluded from this presentation (see FF for purchase accounting adjustments).

(DD)	Reflects the historical statement of operations for the six months ended June 30, 2007 for the Carolina Portfolio. Revenues and direct operating expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Interest expenses included in the statement relates to the $66,110,000 million of principal amount of mortgage loans assumed in the acquisition. Historical depreciation and amortization are excluded from this presentation (see GG for purchase accounting adjustments).

(EE)	Reflects the adjustment to revenues and expenses for the 15 Carolina Portfolio buildings deemed to be Real Estate Held for Sale by management.

(FF)	The additional pro forma adjustments for the Bolingbrook Point III property reflect the adjustments to rental revenue as a result of the amortization of above market rents; increase in depreciation and amortization expense for tangible and intangible assets and an increase in the investment management fee as if the property was acquired on January 1, 2006.

Minority interest reflects an adjustment for the allocable portion of the pro forma income before minority interest of the Bolingbrook Point III property.

(GG)	The additional pro forma adjustments for the Carolina Portfolio reflect the adjustment to rental revenue as a result of the amortization of below in excess of above market rents; depreciation and amortization expense for tangible and intangible assets and investment management fee as if the properties were acquired on January 1, 2006.

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

(Dollar amount in thousands, except share data)

The Company entered into a credit agreement on August 30, 2007 with Bank of America to provide a $65 million term loan and $10 million revolving line of credit. The term loan was fully drawn upon at the closing of the Carolina Portfolio to purchase both assets held for investment and assets held for sale. Interest on the outstanding balance of the term loan has been excluded from being a component of income/loss from continuing operations and is not part of this pro forma adjustment due to the fact the loan is secured by the held for sale properties and requires pro rata principal paydowns upon the sale of each property.

Included in interest expense is $182,000 of the amortization of the discount on 13 mortgage notes payable assumed with the acquisition of the Carolina Portfolio. Included as an adjustment to property tax expense and associated tenant reimbursement revenue is an additional $96,000 resulting from an increase in certain property values.

Minority interest reflects an adjustment for the allocable portion of the pro forma loss before minority interest of the Carolina Portfolio.

(HH)	The Weighted Average Common Shares outstanding includes Pro Forma adjustments to increase the number of shares outstanding to that amount required to raise net cash proceeds of $104,630,000 which was used in the acquisitions of Bolingbrook Point III and the Carolina Portfolio as though such shares were issued on January 1, 2006.

The adjustments to the pro forma condensed consolidated statement of operations of the company for the year ended December 31, 2006 are as follows:

(II)	Reflects the historical condensed consolidated statement of operations of the Company for the year ended December 31, 2006.

(JJ)	Reflects the statement of operations for the period January 1, 2006 to January 8, 2006 in order to present the operations as if the Texas Portfolio were acquired on January 1, 2006. The Company acquired the Texas Portfolio consisting of three separate buildings on January 9, 2006. Rental revenues are recorded on a straight-line basis over the term of the lease, and both revenues and expenses, such as depreciation and amortization expense were calculated as though the properties constituting the Texas Portfolio were acquired on January 1, 2006.

(KK)	Reflects the statement of operations for the year ended December 31, 2006 for 602 Central Blvd. as if the property was acquired on January 1, 2006. Rental revenues are recorded on a straight line basis over the term of the lease, and both revenues and expenses such as depreciation and amortization were calculated as if the property was acquired on January 1, 2006. The Company entered into a financing arrangement on April 27, 2007. The principal amount of $10,945,000 is due in total at the end of a term of seven years. Interest only payments are due quarterly based on a variable interest rate, currently 6.35%. For purposes of adjustment, the interest expense was reflected as if the debt had been issued on January 1, 2006.

(LL)	Reflects the historical statement of operations for the year ended December 31, 2006 for Bolingbrook Point III property. Revenues and direct operating expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Historical depreciation and amortization are excluded from this presentation (see OO for purchase accounting adjustments).

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

(Dollar amount in thousands, except share data)

(MM)	Reflects the historical statement of operations for the year ended December 31, 2006 for the Carolina Portfolio. Revenues and direct operating expenses are presented on an accrual basis of accounting. Rental revenues are recoded on a straight line basis. Interest expenses included in the statement relates to the $66,110,000 million of principal amount of mortgage loans assumed in the acquisition. Historical depreciation and amortization are excluded from this presentation (see PP for purchase accounting adjustments).

(NN)	Reflects the adjustment to revenues and expenses for the year ended December 31, 2006 for the 15 Carolina Portfolio buildings deemed by management to be Real Estate Held for Sale.

(OO)	Represents the pro forma adjustments for the Bolingbrook Point III property to reflect the adjustments to rental revenue as a result of the amortization of above market rents; depreciation and amortization expense for tangible and intangible assets and in the investment management fee as if the property were acquired on January 1, 2006.

(PP)	Represents the pro forma adjustments for Carolina Portfolio to reflect the adjustments to rental revenue as a result of the amortization of below in excess of above market rents; an increase in tenant reimbursements and property tax expense resulting from an increase in certain property values; depreciation and amortization expense for tangible and intangible assets and the investment management fee as if the properties were acquired on January 1, 2006.

The Company entered into a credit agreement on August 30, 2007 with Bank of America to provide a $65 million term loan and $10 million revolving line of credit. The term loan was fully drawn upon at the closing of the Carolina Portfolio to purchase both assets held for investment and assets held for sale. Approximately $1,246,000 of the interest expense, and $36,000 of the amortization of deferred loan costs, based on a rate of 6.915% for the loan, was included in the pro forma adjustment for interest expense relating to the portion of the line of credit associated with the assets held for investment. The remaining $3,311,000 of interest expense was excluded from being a component of income/loss from continuing operations and is not part of this pro forma adjustment due to the fact that the loan is secured by the held for sale properties and requires pro rata principal paydowns upon the sale of each property.

Include in interest expense is $349,000 of the amortization of the discount on 13 mortgage notes payable assumed with the acquisition of the Carolina Portfolio.

Minority interest reflects an adjustment for the allocable portion of the pro forma loss before minority interest of the Carolina Portfolio.

(QQ)	The Weighted Average Common Shares outstanding includes Pro Forma adjustments to increase the number of shares outstanding to that amount required to raise net cash proceeds of $104,630,000 which was used in the acquisitions of Bolingbrook Point III and the Carolina Portfolio as though such shares were issued on January 1, 2006.

CB RICHARD ELLIS REALTY TRUST

Condensed Consolidated Balance Sheets

as of June 30, 2007 and December 31, 2006 (unaudited)

(In Thousands, Except Share Data)

	June 30, 2007	December 31, 2006
ASSETS
Investments in Real Estate:
Land	$28,851	$25,217
Site Improvements	2,104	1,787
Buildings and Improvements	58,519	40,662
Tenant Improvements	6,535	6,369

	96,009	74,035
Less: Accumulated Depreciation and Amortization	(4,450)	(3,385)

Net Investments in Real Estate	91,559	70,650
Cash and Cash Equivalents	104,630	14,021
Accounts and Other Receivables	66	74
Deferred Rent	405	297
Acquired Above Market Leases, Net of Accumulated Amortization of $460 and $360, respectively	553	653
Acquired In-Place Lease Value, Net of Accumulated Amortization of $5,427 and $4,032, respectively	12,578	11,485
Deferred Financing Costs, Net of Accumulated Amortization of $143 and $110, respectively	423	357
Lease Commissions, Net of Accumulated Amortization of $25 and $12, respectively	180	117
Other Assets	2,258	153

Total Assets	$212,652	$97,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Notes Payable	$46,019	$34,975
Security Deposits	147	104
Accounts Payable and Accrued Expenses	1,416	1,316
Accrued Offering Costs Payable to Related Party	5,684	4,810
Distributions Payable	1,992	892
Acquired Below Market Leases, Net of Accumulated Amortization of $1,087 and $858, respectively	2,766	2,571
Investment Management Fee Payable to Related Party	107	166

Total Liabilities	58,131	44,834
Minority Interest	1,563	1,629
Shareholders’ Equity
Common Stock, $.01 par value, 990,000,000 shares authorized; 19,780,386 and 8,056,012 issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	198	81
Additional Paid-in-Capital	165,528	60,906
Accumulated Deficit	(12,886)	(9,643)
Accumulated Other Comprehensive Income	118	—

Total Shareholders’ Equity	152,958	51,344

Total Liabilities and Shareholders’ Equity	$212,652	$97,807

See accompanying notes to condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Condensed Consolidated Statements of Operations For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited) (In Thousands, Except Share Data)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
REVENUES
Rental	$1,974	$1,583	$3,657	$3,287
Tenant Reimbursements	464	521	949	878

	2,438	2,104	4,606	4,165

EXPENSES
Operating and Maintenance	232	238	455	448
Property Taxes	295	311	590	521
Interest	572	446	1,018	891
General and Administrative	521	125	744	241
Investment Management Fee to Related Party	262	222	499	343
Class C Fee to Related Party	—	27	—	145
Depreciation and Amortization	1,327	1,223	2,470	2,328

	3,209	2,592	5,776	4,917

INTEREST AND OTHER INCOME	774	146	1,038	160

INCOME (LOSS) BEFORE MINORITY INTEREST	3	(342)	(132)	(592)
MINORITY INTEREST	(1)	789	(4)	792

NET INCOME (LOSS)	$4	$(1,131)	$(128)	$(1,384)

Basic and Diluted Net Loss per Share	$0.00	$(0.16)	$(0.01)	$(0.20)
Weighted Average Common Shares Outstanding—Basic and Diluted	14,483,988	6,967,762	11,751,023	6,967,762

See accompanying notes to condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2007 and 2006 (unaudited)

(In Thousands)

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(128)	$(1,384)
Adjustments to Reconcile Net Loss to Net Cash Flows Provided by Operating Activities:
Minority Interest	(4)	793
Depreciation and Amortization of Building and Improvements	1,065	964
Amortization of Deferred Financing Cost	33	29
Amortization of Acquired In-Place Lease Value	1,395	1,364
Amortization of Above and Below Market Leases	(129)	(81)
Amortization of Lease Commissions	13	—
Class C Fee to Related Party	—	91
Changes in Assets and Liabilities:
Accounts and Other Receivables	8	60
Deferred Rent	(108)	(91)
Other Assets	108	(360)
Accounts Payable and Accrued Expenses	100	491
Investment Management Fee Payable to Related Party	(59)	—

Net Cash Flows Provided By Operating Activities	2,294	1,876

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Texas Portfolio	—	(17,839)
Acquisition of 602 Central Blvd, Coventry, UK	(23,649)	—
Purchase Deposit—Carolina Portfolio	(2,213)	—
Lease Commissions	(76)	—
Improvements to Investments in Real Estate	(171)	(86)

Net Cash Flows Used in Investing Activities	(26,109)	(17,925)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Common Stocks—Public Offering and Dividend Reinvestment	117	—
Proceeds from Additional Paid-in-Capital—Public Offering and Dividend Reinvestment	114,065	—
Redemption of Common Shares	(283)	—
Payment of Public Offering Cost	(8,286)	—
Payment of Distributions	(2,015)	(1,746)
Distribution to Minority Interest	(62)	(8)
Proceed from Note Payable Collaterized by 602 Central Blvd., Coventry, UK	10,945	—
Deferred Financing Costs paid for 602 Central Blvd., Coventry, UK	(98)	—
Security Deposits	43	72

Net Cash Flows Provided by (Used in) Financing Activities	114,426	(1,682)
Effect of Currency Exchange Rate Changes On Cash and Cash Equivalents	(2)	—

Net Increase (Decrease) in Cash and Cash Equivalents	90,609	(17,731)
Cash and Cash Equivalents, Beginning of Period	14,021	22,231

Cash and Cash Equivalents, End of Period	$104,630	$4,500

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Period for Interest	$861	$417
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
Distributions Declared and Payable	$1,992	$873

See accompanying notes to condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Condensed Consolidated Statement of Shareholders’ Equity

For the Six Months Ended June 30, 2007 (unaudited)

(In Thousands, Except Share Data)

	Common Stock		Additional Paid-up Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount
Balance at January 1, 2007	8,056,012	$81	$60,906	$(9,643)	$—	$51,344
Net Contributions From Public Offering of Common Shares, $0.01 Per Value	11,759,745	118	114,065	—	—	114,183
Costs Associated with Public Offering	—	—	(9,160)	—	—	(9,160)
Redemption of Common Shares	(35,371)	(1)	(283)	—	—	(284)
Foreign Currency Translation Gain	—	—	—	—	118	118
Distributions	—	—	—	(3,115)	—	(3,115)
Net Loss	—	—	—	(128)	—	(128)

Balance at June 30, 2007	19,780,386	$198	$165,528	$(12,886)	$118	$152,958

See accompanying notes to condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

1.	Organization and Nature of Business

CB Richard Ellis Realty Trust (the “Company”) was formed on March 30, 2004 under the laws of the State of Maryland. CBRE Operating Partnership, L.P. (“CBRE OP”) was formed in Delaware on March 30, 2004, with the Company as the sole general partner (the “General Partner”). The Company has elected to be taxed as a Real Estate Investment Trust (“REIT”) under sections 856 through 860 of the Internal Revenue Code of 1986, as amended, beginning with its taxable period ended December 31, 2004. The Company was incorporated to raise capital and acquire ownership interests in high quality real estate properties, including office, retail, industrial, and multi-family residential properties, as well as other real estate-related assets. CBRE OP was formed as a holding company to own direct investment interests in properties and other assets, as well as for the purpose of operating these investment interests. This structure is commonly known in the real estate industry as an umbrella partnership REIT.

On July 1, 2004, the Company commenced operations and issued 6,844,313 common shares of beneficial interest in connection with the initial capitalization of the Company. For each common share the Company issued, one limited partnership unit in CBRE OP was issued to the Company in exchange for the cash proceeds from the issuance of the common shares. In addition, CBRE REIT Holdings, LLC (“REIT Holdings”) an affiliate of CBRE Advisors LLC (the “Investment Advisor”), purchased 29,937 limited partnership units in CBRE OP as a limited partner. During October 2004, the Company issued an additional 123,449 common shares of beneficial interest to an unrelated third-party investor.

The registration statement relating to our initial public offering was declared effective on October 24, 2006. CNL Securities Corp. is the dealer manager of our offering. The registration statement covers up to $2,000,000,000 in common shares of beneficial interest, 90% of which will be offered at a price of $10.00 per share, and 10% of which will be offered pursuant to our dividend reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the fair market value of a common share on the reinvestment date, as determined by CBRE Advisors LLC, the Investment Advisor, or another firm we choose for that purpose. During the period October 24, 2006 through June 30, 2007, the Company issued 12,880,327 additional common shares of beneficial interest.

The Company operates in an umbrella partnership REIT structure in which its majority-owned subsidiary, CBRE OP, owns, directly or indirectly, substantially all of the properties acquired on behalf of the Company. The Company, as the sole general partner of CBRE OP, owns approximately 99% of the common partnership units therein. REIT Holdings, an affiliate of the Investment Advisor, holds the remaining interest through 246,361 limited partnership units representing approximately a 1% ownership interest in the total limited partnership units. In exchange for services provided to the Company relating to its formation and future services, REIT Holdings also owns a Class B limited partnership interest (“Class B interest”). The Investment Advisor is affiliated with the Company in that the two entities have common officers and trustees, some of whom also own equity interests in the Investment Advisor and the Company. All business activities of the Company are managed by the Investment Advisor.

Unless the context otherwise requires or indicates, references to “CBRE REIT,” “we,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of CB Richard Ellis Realty Trust and its subsidiaries.

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the rules applicable to Form 10-Q and include all information and footnotes required for interim financial statement presentation, but do not include all disclosures required under Generally Accepted Accounting Principles (U.S. GAAP) for complete financial statements. The consolidated financial statements and notes thereto should be read in conjunction with the Company’s current Annual Report on Form 10-K, which contains the latest available audited consolidated financial statements and notes thereto, which are as of and for the year ended December 31, 2006.

Principles of Consolidation

Because the Company is the sole general partner of CBRE OP and has majority control over its management and major operating decisions, the accounts of CBRE OP are consolidated in the Company’s financial statements. The interests of REIT Holdings are reflected in minority interest in the accompanying consolidated financial statements. All significant inter-company accounts and transactions are eliminated in consolidation. CB Richard Ellis Investors, LLC (“CBRE Investors”), an affiliate of the Investment Advisor, also owns an interest in the Company through its ownership of 243,227 common shares of beneficial interest at June 30, 2007 and December 31, 2006.

Unaudited Interim Condensed Consolidated Financial Information

The accompanying unaudited interim condensed consolidated financial statements have been prepared by our management in accordance with accounting principles generally accepted in the United States of America. The condensed consolidated financial statements as of June 30, 2007 and December 31, 2006 and for the three and six months ended June 30, 2007 and 2006 and related footnote disclosures are unaudited. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Common Share and Limited Partnership Unit Splits

The Company’s board of trustees, including the independent trustees, approved a share split in which each of the Company’s outstanding common shares and each limited partnership unit of CBRE OP were converted into 1.1974571 common shares and 1.1974571 limited partnership units of CBRE OP, respectively, effective on October 16, 2006. As a result, the Company has restated all historical shares, limited partnership unit, and per share data to give effect to this share split. The share split ratio was

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

based on an independent third party valuation of the Company’s existing assets and liabilities of $10.67 per Class A limited partnership unit (before the share split) as compared to a projection of $8.91 per Class A limited partnership unit after the public offering is completed.

Segment Information

Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” established standards for disclosure about operating segments and related disclosure about products and services, geographic areas and major customers. The Company currently operates in two geographic areas, the United States and the United Kingdom. The Company views its operations as two reportable segments, a Domestic segment and an International segment (which are each comprised of aggregated operating segments), namely the acquisition, development, ownership, and operation of high quality real estate in these reportable segments.

Cash Equivalents

The Company considers short-term investments with a maturity of three months or less when purchased to be cash equivalents. As of June 30, 2007 and December 31, 2006 cash equivalents consisted primarily of investments in money market funds.

Investments in Real Estate

The Company’s investment in real estate is stated at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	39 years
Site improvements	15 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred. As of June 30, 2007 and December 31, 2006, the Company owned eight real estate investments, respectively.

On September 15, 2004, the Company purchased the REMEC Corporate Campus (“REMEC”), located in San Diego, California, for approximately $26,667,000, with cash of $26,566,000, and an additional $101,000 paid in January of 2005. On November 3, 2004, the Company purchased 300 Constitution Drive (“300 Constitution”), located in Taunton, Massachusetts, for approximately $19,806,000.

On June 21, 2005, the Company acquired Deerfield Commons I, a multi-tenant commercial office building, for approximately $19,577,000. In addition, our wholly owned subsidiary also purchased Deerfield Commons II, an entitled land parcel, for approximately $2,262,000. The properties are located in Alpharetta, Georgia.

On January 9, 2006, the Company acquired the Texas Portfolio with cash of approximately $17,839,000 and the application of a $500,000 purchase deposit totaling approximately $18,339,000. The Texas

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

Portfolio is comprised of the three multi-tenant industrial/warehouse buildings (660 Dorothy, 505 Century and 631 International) located in Allen and Richardson, Texas.

On April 27, 2007, the Company acquired 602 Central Blvd., a single tenant office building in Coventry, United Kingdom. The purchase price was approximately £11,886,000 ($23,649,000) including transaction costs and acquisition fees.

Other Assets

Other assets consist primarily of purchase deposits paid in connection with future acquisitions that have not yet been applied to investments in real estate and prepaid insurance. Other assets will be amortized to expense or reclassified to other asset accounts upon being put into service in future periods. Other assets include the following as of June 30, 2007 and December 31, 2006 (in thousands):

	2007	2006
Purchase deposit	$2,213	$—
Prepaid insurance	38	144
Other	7	9

Total	$2,258	$153

Impairment of Long-Lived Assets

The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate has occurred.

Purchase Accounting for Acquisition of Investments in Real Estate

The Company applies purchase accounting to all acquired real estate investments. The purchase price of the real estate is allocated to the acquired tangible assets, consisting primarily of land, building and tenant improvements and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above-market rate loans, or loan discounts, in the case of below-market loans, will be recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land (or acquired ground lease if the land is subject to a ground lease), building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the purchase price of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases; and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below-market fixed rate renewal periods. The capitalized below-market lease values, also referred to as acquired lease obligations, are amortized as an increase to rental income over the initial terms of the respective leases and any below-market fixed rate renewal periods. The capitalized above-market lease values are amortized as a decrease to rental income over the initial terms of the prospective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the estimated cost of operations during a theoretical lease-up period to replace in-place leases, including lost revenues and any unreimbursed operating expenses, plus an estimate of deferred leasing commissions for in-place leases. This aggregate value is allocated between in-place lease value and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the real estate acquired as such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written-off.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. In the accompanying consolidated balance sheets, accumulated other comprehensive income consists of foreign currency translation adjustments.

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with its taxable period ended December 31, 2004. To qualify as a REIT, the Company must distribute annually at least 90% of its adjusted taxable income, as defined in the Code, to its shareholders and satisfy certain other organizational and operating requirements. The Company generally will not be subject to U.S. federal income taxes if it distributes 100% of its taxable income for each year to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income taxes (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and may not be able to qualify as a REIT

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and to U.S. federal income taxes and excise taxes on its undistributed taxable income. The Company believes that it has met all of the REIT distribution and technical requirements for the six months ended June 30, 2007 and the year ended December 31, 2006, and was not subject to any U.S. federal income taxes. Management intends to continue to adhere to these requirements and maintain the Company’s REIT status.

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is recorded as deferred rent. In connection with various leases, the Company has received irrevocable stand-by letter of credits totaling $3,785,000 as security for such leases at June 30, 2007 and December 31, 2006.

Recoveries from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with Emerging Issues Task Force Issue 99 – 19, Reporting Revenue Gross as a Principal versus Net as an Agent (“Issue 99 – 19”) requires that these reimbursements be recorded on a gross basis, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and have credit risk.

Allowances for uncollectible tenant and deferred rent receivables, Tenant receivables and deferred rent receivables, are carried net of the allowances for uncollectible current tenant receivables and deferred rent. Management’s determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual receivables, current economic conditions, and other relevant factors. The allowances are increased or decreased through the provision for bad debts.

Offering Costs

Offering costs incurred through June 30, 2007 totaling $14,229,000 are recorded as a reduction of additional paid-in-capital in the consolidated statement of shareholders’ equity. Of the total amount, CNL Securities Corp., as dealer manager incurred $10,013,000; an affiliate of the Company, CB Richard Ellis incurred $3,969,000 and other service providers incurred $247,000. Each party that incurred offering costs will be reimbursed the amount incurred from proceeds of the public offering.

Deferred Financing Costs

Direct costs incurred in connection with obtaining financing are amortized over the respective term of the loan on a straight-line basis, which approximates the effective interest method.

Translation of Non-U.S. Currency Amounts

The financial statements and transactions of our United Kingdom real estate operation is reported in its functional currency, namely GBP-pound sterling and is then translated into U.S. dollars. Assets and liabilities of this operation are denominated in the functional currency and are then translated at

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average monthly exchange rate for the reporting period. Translation adjustments are reported in “Accumulated Other Comprehensive Income” a component of Stockholders’ Equity.

The carrying value of our United Kingdom assets and liabilities fluctuate due to changes in the exchange rate between the U.S. dollar and the GBP-pound sterling. The exchange rate of the U.S. dollar to the GBP-pound sterling was $2.008 at June 30, 2007, our first period reporting currency activity.

Class B and Class C Interests – Related Party

Effective July 1, 2004, REIT Holdings, was granted a Class B interest and a Class C interest in CBRE OP. The Class B interest entitled REIT Holdings to distributions made by CBRE OP in an amount equal to (i) 20% of the distributions of earnings to the partners in excess of distributed earnings of 6% per annum of the aggregate purchase price paid for all outstanding common partnership units in CBRE OP; and (ii) 20% of all net proceeds of any disposition of properties to be distributed to the partners after subtracting (x) the costs of such disposition, (y) the amount of equity capital invested in such property which has not been reinvested or returned to the partners, and (z) an amount equal to a 10% annual, uncompounded rate of return on such invested capital. The Class C interest entitled REIT Holdings to a profits interest which had the right to receive distributions made by CBRE OP in amounts equal to (i) 3% of the aggregate distribution to the Class A partnership unit holders and the holder of the Class C interest, and (ii) up to 3% of the net sales proceeds upon liquidation of the assets of CBRE OP. The Class B interest is subject to redemption by the Company in the event of termination of the Investment Advisory Agreement and the Class C interest was subject to conversion by the Company into Class A limited partnership units upon such termination. In addition, a listing on a public exchange will be deemed a disposition of all properties for purposes of the Class B interest and would have triggered a conversion of the Class C interest into Class A limited partnership units.

The Class B interest is an equity instrument issued to non-employees in exchange for services. Prior to the modification of the Class B interest on October 24, 2006, the Company determined the fair value of the Class B interest, recorded an allocation of earnings/(loss) to minority interest holder, and adjusted the minority interest balance to reflect the current period change in fair value, if any.

Effective October 24, 2006, the board of trustees, including our independent trustees, approved the Amended and Restated Agreement of Limited Partnership of CBRE OP (the “Amended Partnership Agreement”) which modified the terms of the Class B limited partnership interest so that the holder is entitled to receive distributions made by CBRE OP in an amount equal to 15% of all net proceeds of any disposition of properties to be distributed to the partners after subtracting (i) the costs of such distribution, (ii) the amount of equity capital invested in such property which has not been reinvested or returned to the partners, and (iii) an amount equal to 7% annual, uncompounded return on such invested capital. The terms of the termination provision relating to the Class B limited partnership interest were also amended to require its forfeiture in the event the Advisor unilaterally terminates the Investment Advisory Agreement. As a result future changes in the fair value of the Class B interest will be deferred from recognition in the financial statements until a listing of the common shares on a national securities exchange or a change in a control transaction takes place.

The Class C interest was an equity instrument issued to non-employees in exchange for services. Each reporting period prior to the measurement date, the Company determined the fair value of the Class C

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

interest and recorded the current period expense, if any. Subsequent to the measurement date, distributions to the Class C interest were recorded as an allocation of earnings/(loss) to minority interest holder and a distribution paid to the minority interest balance.

On October 24, 2006, the board of trustees, including the independent trustees, approved the exchange of the Class C limited partnership interest in CBRE OP held by REIT Holdings for 216,424 limited partnership units in CBRE OP with an aggregate value of approximately $1,928,000 on the date of exchange. The number of limited partnership units received in exchange for the Class C limited partnership interest was based on an independent third party valuation approved by the board of trustees, including the independent trustees.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing income (loss) by the weighted average number of common shares outstanding during each period. The computation of diluted net income (loss) per share further assumes the dilutive effect of stock options, stock warrants and contingently issuable shares, if any. In accordance with SFAS No. 128, Earnings Per Share, as the Company has recorded net income for the three months ended June 30, 2007 and net loss for the three months ended June 30, 2006 and net losses for the six months ended June 30, 2007 and 2006, the effect, if any, would be anti-dilutive, and accordingly are excluded from the earnings per share computation. In addition, no stock options, stock warrants or contingently issuable shares have been issued.

New Accounting Pronouncements

In June 2007, the American Institute of Certified Public Accounts (AICPA) issued Statement of Position (SOP) 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting for Parent Companies and Equity Method Investors for Investments in Investment Companies. This SOP provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the Guide). Entities that are within the scope of the Guide are required, among other things, to carry their investments at fair value, with changes in fair value included in earnings. The provisions of this SOP are effective for the Company on January 1, 2008. The Company is currently evaluating this new guidance and has not determined whether it will be required to apply the provisions of the Guide in presenting its financial statements.

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the fiscal year beginning on or before November 15, 2007, provided the provisions of SFAS 157 are applied. Management is currently evaluating the impact SFAS 159 will have on the Company’s consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, Fair Value Measurement SFAS 157 defines fair value, establishes a framework for measuring fair value in

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

generally accepted accounting principles and provides for expanded disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. This guidance was issued to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management does not expect that the adoption of SFAS 157 will have a material impact on the Company’s consolidated financial statements.

In July 2006, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in measuring income taxes. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 only allows a favorable tax position to be included in the calculation of tax liabilities and expenses if a company concludes that it is more likely than not that its adopted tax position will prevail if challenged by tax authorities. FIN 48 also provides guidance on the accounting and recording of interest and penalties on uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements.

3.	Acquisitions of Real Estate

The Texas Portfolio, consisting of three properties (660 N. Dorothy, 505 Century, and 631 International), was acquired for approximately $18,339,000 on January 9, 2006 and the 602 Central Blvd. property was acquired for $23,649,000 on April 27, 2007. These property acquisitions are accounted for in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, site improvements, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above and below-market leases and the value of in-place leases and tenant relationships, if any, based in each case on their respective fair values. The purchase price allocation to the assets and liabilities acquired at 602 Central Blvd. are preliminary.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in thousands):

	660 North Dorothy	505 Century	631 International	602 Central Blvd.
Land	$1,576	$950	$923	$3,600
Site Improvements	381	273	216	319
Buildings/Improvements	3,438	3,716	2,934	17,685
Tenant Improvements	198	119	285	—
Acquired In-Place Lease Value	1,231	996	1,098	2,465
Above Market Lease Value	31	50	8	—
Below-Market Lease Value	(19)	(8)	(57)	(420)

Net Assets Acquired	$6,836	$6,096	$5,407	$23,649

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

Buildings are depreciated over 39 years; Site Improvements over 15 years; Value of In-Place Leases, Above-Market Lease Values and Below-Market Lease Values, are amortized over the remaining lease terms at the time of acquisition of 151 months for REMEC, 101 months for 300 Constitution, 34 months for 602 Central Blvd., and various months for Deerfield Commons I, 660 Dorothy, 505 Century and 631 International.

4.	Acquisition Related Intangible Assets

The Company’s acquisition related intangible assets are included in the consolidated balance sheet as acquired in–place lease value, acquired above market lease value and acquired below market lease value as of June 30, 2007 and 2006.

The following is a schedule of future amortization of acquisition related intangible assets as June 30, 2007 (in thousands):

	Acquired In-Place Lease Value	Below Market Lease Value	Above Market Lease Value
2007 (Six months ending December 31, 2007)	$1,653	$275	$90
2008	3,183	551	188
2009	2,939	550	185
2010	1,627	423	87
2011	935	398	2
Thereafter	2,241	569	1

	$12,578	$2,766	$553

The amortization of the above and below-market lease values included in rental revenue were $(48,000) and $126,000, respectively, for the three months ended June 30, 2007, and $(77,000) and $103,000, respectively, for the three months ended June 30, 2006. The amortization of in-place lease value included in amortization expense was $757,000 and $727,000 for the three months ended June 30, 2007 and 2006, respectively.

The amortization of the above and below-market lease values included in rental revenue were $(100,000) and $229,000, respectively, for the six months ended June 30, 2007, and $(124,000) and $206,000, respectively, for the six months ended June 30, 2006. The amortization of in-place lease value included in amortization expense was $1,395,000 and $1,364,000 for the six months ended June 30, 2007 and 2006, respectively.

5.	Debt

On April 27, 2007, the Company, in connection with the acquisition of 602 Central Blvd, entered into a £5,500,000 ($11,044,000 at June 30, 2007) financing arrangement with the Royal Bank of Scotland secured by the property. The loan is for a term of seven years and bears interest at a variable rate of interest, adjusted quarterly, based on 3 month LIBOR plus margin and other costs of .67%, or 6.35% per annum as of June 30, 2007. Interest payments only are due quarterly for the term of the loan with principal due at maturity.

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

On November 29, 2005, the Company issued a note payable secured by Deerfield Commons I for $9,725,000, bearing interest at a fixed rate of 5.23% per annum. Interest only payments are due monthly for the first 60 months based on a 360 day year. Payments totaling $53,582 (including principal and interest) are due monthly for the remaining 60 months of the loan term. The loan may be prepaid upon payment of a prepayment fee equal to the yield maintenance on the note. At June 30, 2007 and December 31, 2006, the Company has pledged $535,000 of irrevocable stand-by letters of credit from tenants in the property as collateral for this note payable. CBRE Melody, an affiliate of the Investment Advisor, received a mortgage loan origination fee of approximately $73,000 which was paid at the time the note was issued.

On March 10, 2005, the Company issued a note payable secured by 300 Constitution for $12,000,000. Interest only payments are due monthly at a fixed rate of 4.84% per annum for the term of the note. The loan may be prepaid beginning January 2006 upon payment of a prepayment fee equal to the greater of yield maintenance on the note or 1% of the principal. The principal balance on the note is due on April 1, 2012 and the loan can be extended for three years thereafter at a then current market rate. CBRE Melody, an affiliate of the Investment Advisor, received a mortgage loan origination fee of $90,000 which was paid at the time the note was issued.

On October 25, 2004, the Company issued a note payable secured by REMEC for $13,250,000. In addition, the Company has pledged $3,250,000 of irrevocable stand-by letters of credit, received from the tenant in this property, as collateral for this note payable. Interest only payments are due monthly at a fixed rate of 4.79% per annum for the term of the note. The loan may be prepaid upon payment of a prepayment fee equal to the greater of yield maintenance on the note or 1% of the principal. The principal balance on the note is due on November 1, 2011 and the loan can be extended for three years thereafter at the then current market rate. CBRE Melody, an affiliate of the Investment Advisor, received a mortgage loan origination fee of approximately $112,000 which was paid at the time the note was issued.

The minimum principal payments due for the mortgage loans are as follows as of June 30, 2007 (in thousands):

2007 (Six months ending December 31, 2007)	$—
2008	—
2009	—
2010	—
2011	13,384
Thereafter	32,635

$46,019

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

6.	Minimum Future Rents Receivable

The following is a schedule of minimum future rentals to be received on non-cancelable operating leases as of June 30, 2007 (in thousands):

2007 (Six months ending December 31, 2007)	$4,012
2008	8,202
2009	7,856
2010	5,806
2011	4,727
Thereafter	15,233

$45,836

7.	Concentrations

Tenant Concentrations

For the six months ended June 30, 2007, the tenant in REMEC accounted for approximately $1,267,000 or 28% of total revenues, the tenant in 300 Constitution accounted for approximately $978,000 or 21% of total revenues and a tenant in Deerfield Commons I accounted for approximately $585,000 or 13% of total revenues.

For the six months ended June 30, 2006, the tenant in REMEC accounted for approximately $1,277,000 or 31% of total revenues, the tenant in 300 Constitution accounted for approximately $983,000 or 24% of total revenues and a tenant in Deerfield Commons I accounted for approximately $579,000 or 14% of total revenues.

The tenant of 300 Constitution has the right of first offer if the Company decides to sell the property. The leases under which the tenants occupy the properties expire in April 2017 for the tenant in REMEC, March 2013 for the tenant in 300 Constitution and May 2010 for the tenant in Deerfield Commons I.

Geographic Concentrations

At June 30, 2007, the Company owned eight real estate investments; REMEC, located in San Diego, California; 300 Constitution, located in Taunton, Massachusetts; Deerfield Commons I and Deerfield Commons II located in Alpharetta, Georgia, 660 N. Dorothy and 631 International located in Richardson, Texas, 505 Century located in Allen, Texas and 602 Central Blvd., Coventry, United Kingdom.

Our geographic revenue concentrations for the six months ended June 30, 2007 and 2006 are as follows:

	June 30, 2007	June 30, 2006
Domestic
California	27.51%	30.92%
Georgia	26.04	25.38
Massachusetts	21.24	23.60
Texas	18.78	20.10

Total Domestic	93.57	100.00
International
UK	6.43	—

Total	100.00%	100.00%

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

Our geographic long-lived asset concentrations as of June 30, 2007 and December 31, 2006 are as follows:

	June 30, 2007	June 30, 2006
Domestic
California	23.74%	30.45%
Massachusetts	19.81	25.51
Georgia	17.76	23.58
Texas	15.75	20.46

Total Domestic	77.06	100.00
International
UK	22.94	—

Total	100.00%	100.00%

8.	Segment Disclosure

The Company’s reportable segments consist of two types of commercial real estate properties for which the Company’s decision makers internally evaluate operating performance and financial results: the Domestic Properties and International Properties. The Company also has certain general and administrative level activities including legal, accounting, tax preparation and shareholder servicing costs which are not considered separate operating segments.

The Company evaluates the performance of its segments based on net operating income, defined as; total revenues (rental income and tenant reimbursements) less property and related expenses (property expenses, and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and the Company level general and administrative expenses.

Condensed Statements of Operations	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Domestic Properties
Revenues:
Rental Income	$1,681	$1,583	$3,364	$3,287
Tenant Reimbursement	461	521	946	878

	2,142	2,104	4,310	4,165
Property and Related Expenses
Operating and Maintenance	227	238	450	448
General and Administrative	27	31	72	39
Property Taxes	295	311	590	521

	549	580	1,112	1,008

Net Operating Income	1,593	1,524	3,198	3,157

International Properties
Revenues:
Rental Income	293	—	293	—
Tenant Reimbursement	3	—	3	—

	296	—	296	—

Property and Related Expenses
Operating and Maintenance	5	—	5	—
General and Administrative	—	—	—	—
Property Taxes	—	—	—	—

	5	—	5	—

Net Operating Income	291	—	291	—

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

Condensed Statements of Operations	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Total Reportable Segments
Revenues:
Rental Income	1,974	1,583	3,657	3,287
Tenant Reimbursement	464	521	949	878

	2,438	2,104	4,606	4,165

Property and Related Expenses
Operating and Maintenance	232	238	455	448
General and Administrative	27	31	72	39
Property Taxes	295	311	590	521

	554	580	1,117	1,008

Net Operating Income	$1,884	$1,524	$3,489	$3,157

Reconciliation to Consolidated Net Income (Loss)
Total Segment Net Operating Income	$1,884	$1,524	$3,489	$3,157
Interest and Other Income	774	146	1,038	160

	2,658	1,670	4,527	3,317

Interest Expense	572	446	1,018	891
General and Administrative	494	94	672	202
Investment Management Fee to Related Party	262	222	499	343
Class C Fee to Related Party	—	27	—	145
Depreciation and Amortization	1,327	1,223	2,470	2,328

Income (Loss) Before Minority Interest	3	(342)	(132)	(592)
Minority Interest	(1)	789	(4)	792

Net Income (Loss)	$4	$(1,131)	$(128)	$(1,384)

Condensed Balance Sheets	June 30, 2007	December 31, 2006
Domestic Assets	$82,327	$83,725
International Assets	24,208	—
Non-Segment Assets	106,117	14,082

Total Assets	$212,652	$97,807

Investing Activities	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Domestic Capital Expenditures	$2,460	$17,925
International Capital Expenditures	23,649	—

Total Investing Activities	$26,109	$17,925

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

9.	Investment Management and Other Fees to Related Parties

Pursuant to the agreement between the Company, CBRE OP and the Investment Advisor, (the “Advisory Agreement”), the Investment Advisor and its affiliates perform services relating to the Company’s on going initial public offering and the management of its assets. Items of compensation and equity participation are as follows.

Investment Management Fee to Related Party

Prior to October 24, 2006, the Investment Advisor received an annual fee equal to 0.75% of the book value of the total assets, as defined in the Advisory Agreement, based on the assets of CBRE OP. The investment management fee was calculated monthly based on the average of total assets, as defined, during such period. On October 24, 2006, the board of trustees, including our independent trustees, approved and the Company entered into the Amended and Restated Agreement of Limited Partnership of CBRE OP (the “Amended Partnership Agreement”) and the Amended and Restated Advisory Agreement (the “Amended Advisory Agreement” and, together with the Amended Partnership Agreement, the “Amended Agreements”). The Company entered into the Amended Agreements which provides an investment management fee of (i) a monthly fee equal to one twelfth of 0.6% of the aggregate cost (before non-cash reserves and depreciation) of all real estate investments within the Company’s portfolio and (ii) a monthly fee equal to 7.0% of the aggregate monthly net operating income derived from all real estate investments within the Company’s portfolio. For the three and six months ended June 30, 2007 and 2006, approximately $262,000, $222,000, $499,000 and $343,000, respectively, of investment management fees were incurred to the Investment Advisor. In connection with services provided to the Investment Advisor, CNL Fund Management Company, the Sub Advisor and affiliate of the Dealer Manager pursuant to a sub advisory agreement, was paid $36,000 and $69,000 for the three and six months ended June 30, 2007.

Acquisition Fee to Related Party

The Investment Advisor may earn an acquisition fee up to 1.0% of (i) the purchase price of real estate investments acquired by the Company, including any debt attributable to such investments, or (ii) when the Company makes an investment indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate investments held by that entity. The Investment Advisor earned £112,000 ($222,880) for the three and six months ended June 30, 2007 and $0 for the three and six months ended June 30, 2006. In connection with services provided to the Investment Advisor the Sub Advisor, pursuant to a sub advisory agreement was paid £21,000 ($42,000) for the three and six months ended June 30, 2007.

Affiliate Equity Investment

During 2004, CBRE Investors purchased 269,428 common shares of beneficial interest in the Company for $8.10 per share in a private placement. During the six months ended June 30, 2007 and 2006, CBRE Investors sold none and 11,652 shares, respectively, to employees and related parties.

James Orphanides, one of the Company’s trustees, purchased 54,348 common shares during the six months ended June 30, 2007.

During 2004, REIT Holdings purchased 29,937 common partnership units in CBRE OP at $8.10 per unit in a private placement. In exchange for the services provided to the Company, REIT Holdings was

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

granted a Class B limited partnership interest and a Class C limited partnership interest in CBRE OP. For the six months ended June 30, 2006, REIT Holdings earned approximately $934,000 ($789,000 of which is include as minority interest and $145,000 as Class C fee to related party), relating to its Class C limited partnership interest in CBRE OP. Included in minority interest is $5,000 for the changes in fair value of the Class B interest during the six months ended June 30, 2006. On October 24, 2006, the Class B limited partnership was modified and the Class C limited partnership interest was exchanged for Class A OP units (see Note 2).

Management Services

Affiliates of the Investment Advisor may also provide leasing, brokerage, property management, or mortgage banking services for the Company. For the six months ended June 30, 2007 and 2006, CB Richard Ellis Group, Inc., an affiliate of the Investment Advisor, received property management fees of approximately $20,000 and $24,000, respectively. No leasing, brokerage or mortgage banking fees were paid to affiliate of the Investment Advisor for the six months ended June 30, 2007 and 2006.

CB Richard Ellis, UK was paid a service fee in conjunction with the acquisition of 602 Central Blvd. totaling £9,000 ($18,000) for the three months and six months ended June 30, 2007 and $0 for the three and six months ended June 30, 2006.

10.	Equity Incentive Plan and Performance Bonus Plan

Equity Incentive Plan

The Company has adopted a 2004 equity incentive plan. The purpose of the 2004 equity incentive plan is to provide the Company with the flexibility to use share options and other awards to provide a means of performance-based compensation. Key employees, directors, trustees, officers, advisors, consultants or other personnel of the Company and its subsidiaries or other persons expected to provide significant services to the Company or its subsidiaries, including employees of the Investment Advisor, would be eligible to be granted share options, restricted shares, phantom shares, distribution equivalent rights and other share-based awards under the 2004 equity incentive plan. No awards of any kind have been made under this plan during periods ended June 30, 2007 and 2006.

Performance Bonus Plan

The Company has adopted a 2004 performance bonus plan. Annual bonuses under the Company’s 2004 performance bonus plan are awarded by the Company’s Compensation Committee to selected key employees, including employees of the Investment Advisor, based on corporate factors or individual factors (or a combination of both). Subject to the provisions of the 2004 performance bonus plan, the Compensation Committee will (i) determine and designate those key employees to whom bonuses are to be granted; (ii) determine, consistently with the 2004 performance bonus plan, the amount of the bonus to be granted to any key employee for any performance period; and (iii) determine, consistently with the 2004 performance bonus plan, the terms and conditions of each bonus. Bonuses may be so awarded by the Compensation Committee prior to the commencement of any performance period, during or after any performance period. No bonus shall exceed 200% of the key employee’s aggregate salary for the year. The Compensation Committee may provide for partial bonus payments at target and other levels. Corporate performance hurdles for bonuses may be adjusted by the Compensation Committee in its

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

discretion to reflect (i) dilution from corporate acquisitions and share offerings, and (ii) changes in applicable accounting rules and standards. The Compensation Committee may determine that bonuses shall be paid in cash or shares or other equity-based grants, or a combination thereof. The Compensation Committee may also provide that any such share grants be made under the Company’s 2004 equity incentive plan or any other equity-based plan or program the Company may establish. The Compensation Committee may provide for programs under which the payment of bonuses may be deferred at the election of the employee. No bonuses were awarded and no bonus related expenses were incurred by the Company during the periods ended June 30, 2007 and 2006, respectively.

11.	Shareholders’ Equity

Under our declaration of trust, we have the authority to issue a total of 1,000,000,000 shares of beneficial interest. Of the total shares authorized, 990,000,000 shares are designated as common shares with a par value of $0.01 per share and 10,000,000 shares are designated as preferred shares.

During the period from July 1, 2004 (date of commencement) to December 31, 2004, the Company issued 6,967,762 common shares of beneficial interest. Funds from the sale of shares were subsequently invested in CBRE OP, with the Company holding 6,967,762 common operating partnership units of CBRE OP. REIT Holdings, an affiliate of the Investment Advisor, holds 29,937 common partnership units which creates the minority interest balance upon consolidation. CBRE OP currently has two classes of interest entitled the “Class A Interest” (limited partnership units), and the “Class B Interest.” Limited partnership units or new classes of Partnership Interests may be issued to newly admitted partners in exchange for the contribution by such partners of cash, real estate partnership interests, stock, notes or other assets or consideration. A Class B Interest was also issued to REIT Holdings. The Class B Interest held by REIT Holdings is entitled to certain distributions, as described in Note 2, and is subject to certain transfer restrictions. The Class C Interest was also issued and held by REIT Holdings and was also entitled to certain distributions and subject to certain transfer restrictions. On October 24, 2006, the Class C interest was exchanged for 216,424 limited partnership units in CBRE OP.

The registration statement relating to the Company’s initial public offering was declared effective on October 24, 2006. CNL Securities Corp. is the dealer manager of our offering. The registration statement covers up to $2,000,000,000 in common shares of beneficial interest, 90% of which will be offered at a price of $10.00 per share, and 10% of which will be offered pursuant to our dividend reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the fair market value of a common share on the reinvestment date, as determined by CBRE Advisors LLC, the Investment Advisor, or another firm the Company chooses for that purpose.

During the six months ended June 30, 2007 the Company repurchased 35,371 common shares under the Company’s Share Redemption Program.

12.	Distributions

Earnings and profits, which determine the taxability of distributions to stockholders, will differ from income reported for financial reporting purposes due to the differences for federal income tax purposes including the treatment of loss on extinguishment of debt, revenue recognition, compensation expense and in the basis of depreciable assets and estimated useful lives used to compute depreciation.

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

The following table reconciles the distributions declared per common share to the distributions paid per common share during the six months ended June 30, 2007 and 2006:

	2007	2006
Distributions declared per common share	$0.262	$0.250
Less: Distributions declared in the current period, and paid in the subsequent period	(0.137)	(0.250)
Add: Distributions declared in the prior year, and paid in the current year	0.125	0.250

Distributions paid per common share	$0.250	$0.250

Total distribution paid to stockholders during the six months ended June 30, 2007 and 2006 were $2,015,000 and $1,746,000, respectively.

13.	Fair Value of Financial Instruments

The carrying amounts for cash, cash equivalents, accounts and other receivables, as well as accounts payable and accrued expenses approximate their fair value because of the short-term nature of these instruments. The fair value of long-term debt was estimated based on current interest rates available to the Company for debt instruments with similar terms.

The following table summarizes our financial instruments and their calculated fair value at June 30, 2007 and December 31, 2006, (dollars in thousands):

	Book Value		Fair Value
Financial Instrument	2007	2006	2007	2006
Notes Payable	$46,019	$34,975	$44,475	$33,652

14.	Commitments and Contingencies

Litigation—In the ordinary course of business, the Company may be subject to litigation. Currently, neither the Company nor any of the properties are presently subject to any litigation nor, to our knowledge, is any litigation threatened against any of them.

Environmental Matters—The Company is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that the Company believes would require additional disclosure or the recording of a loss contingency.

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

15.	Comprehensive Income

U.S. GAAP requires that the effect of foreign currency translation adjustments be classified as comprehensive income. The following table sets forth our comprehensive income for the periods indicated (in thousands):

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Net Income (Loss)	$4	$(1,131)	$(128)	$(1,384)
Foreign Currency Translation Gain	118	—	118	—

Comprehensive Income (Loss)	$122	$(1,131)	$(10)	$(1,384)

16.	Subsequent Events

From July 1, 2007 through September 30, 2007, the Company received gross proceeds of approximately $55,785,362 from the sale of 5,577,814 shares.

On August 29, 2007, we acquired a fee interest in 530 W. North Frontage Road located in Bolingbrook, Illinois, or Bolingbrook Point III, from Bolingbrook Point Phase III, LLC, an unrelated third-party. We acquired Bolingbrook Point III for $17.88 million, exclusive of customary closing costs, which was funded using net proceeds from our initial public offering. Upon closing, we paid our investment advisor, CBRE Advisors LLC, an acquisition fee in the amount of $178,813. This acquisition fee is not included in the $17.88 million total acquisition cost of Bolingbrook Point III.

Bolingbrook Point III consists of a 185,045 square foot, multi-tenant warehouse distribution building completed in May 2006. The building is 100% leased to two tenants on long-term leases. Kraus Floors, LLC, a joint venture between Kraus Carpet Mills and The Tarkett Group, occupies 86,631 square feet and Compass Group USA, Inc., a managed foodservices company, occupies the remaining 98,414 square feet.

On August 30, 2007, we acquired a fee interest in a portfolio of 30 distribution and manufacturing industrial buildings located in North and South Carolina, or the Carolina Portfolio, from affiliates of Johnson Development Associates, Inc., unrelated third-parties. We acquired the Carolina Portfolio for $214.17 million, exclusive of customary closing costs, which was funded using net proceeds from our initial public offering and debt proceeds of approximately $131.11 million, with a fair value of $128.39 million. Upon closing, we paid our investment advisor, CBRE Advisors LLC, an acquisition fee in the amount of $2,141,657. This acquisition fee is not included in the $214.17 million total acquisition cost of the Carolina Portfolio.

The Carolina Portfolio consists of 30 distribution and manufacturing industrial buildings located in the markets of Greenville/Spartanburg, South Carolina; Charleston, South Carolina; Charlotte, North Carolina; and Winston-Salem, North Carolina. The Carolina Portfolio totals approximately 4.2 million square feet of industrial space and is currently 90% leased.

CB RICHARD ELLIS REALTY TRUST

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

In connection with our acquisition of the Carolina Portfolio, on August 30, 2007, we entered into a credit agreement with Bank of America, N.A. to provide us a $65 million term loan and a $10 million revolving line of credit, or collectively the Credit Facility. The term loan was fully drawn upon the closing of the Carolina Portfolio. None of the revolving line of credit has been drawn. The Credit Facility has a term of one year and bears interest at a floating rate of LIBOR plus 1.25%, with a rate of 6.915% as of August 30, 2007. An upfront fee of $112,500 was paid to Bank of America, N.A. and a fee of 0.2% per annum is accrued on unfunded balances under the revolving line of credit. The Credit Facility is unsecured, but we are required to pay down a proportional amount of the Credit Facility if any of the unencumbered properties in the Carolina Portfolio or Bolingbrook Point III are financed or sold.

We have agreed to a capital commitment of up to $20 million in CB Richard Ellis Strategic Partners Asia II, LLP, or CBRE Asia Fund, which extends for 24 months after the close of the final capital commitment. On October 16, 2007, we funded $200,000 of our capital commitment. CBRE Investors, our sponsor, formed CBRE Asia Fund, to purchase, reposition, develop, hold for investment and sell institutional quality real estate and related assets in targeted markets in China, Japan, India, South Korea, Hong Kong, Singapore and other Asia Pacific markets. The Company is currently unable to determine what its ultimate percentage ownership interest in CBRE Asia Fund might be as a result of this capital commitment. If we, and all other currently committed capital investors, had funded their entire commitments in CBRE Asia Fund as of October 15, 2007, we would own an ownership interest of approximately 6.17% in CBRE Asia Fund. A majority of our trustees (including a majority of our independent trustees) not otherwise interested in this transaction approved the transaction as being fair, competitive and commercially reasonable.

On September 24, 2007, the Company acquired a fee interest in 215 Commerce Court located in Spartanburg, South Carolina. The Company acquired the 215 Commerce Court property for $2.875 million, exclusive of customary closing costs, which was funded using net proceeds from our initial public offering.

INDEPENDENT AUDITORS’ REPORT

The Board of Trustees

CB Richard Ellis Realty Trust

We have audited the accompanying historical statement of revenues and direct operating expenses (the “historical statement”) of Bolingbrook Point III (the “Property” or “Bolingbrook”), a warehouse distribution building located at 530 W. North Frontage Road, Bolingbrook, Illinois 60440, for the year ended December 31, 2006. This historical statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on the historical statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the historical statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses, as described in Note 1, of the Property for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying historical statement of revenues and direct operating expenses for the six-month period ended June 30, 2007 was not audited by us and, accordingly, we express no opinion or any other form of assurance on that statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson LLP

Newport Beach, California

September 28, 2007

BOLINGBROOK POINT III

Historical Statements of Revenues and Direct Operating Expenses

For the Year Ended December 31, 2006 And

For the Unaudited Six-Month Period Ended June 30, 2007

	For the Year Ended December 31, 2006	For the Unaudited Six Months Ended June 30, 2007
REVENUES
Rental income	$387,845	$396,095
Tenant reimbursements	48,628	56,656

Total revenues	436,473	452,751

EXPENSES
Operating and maintenance	66,360	49,164
Property taxes	56,957	45,000
General and administrative	1,576	4,635

Total expenses	124,893	98,799

EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES	$311,580	$353,952

BOLINGBROOK POINT III

Notes to Historical Statements of Revenues and Direct Operating Expenses

For the Year Ended December 31, 2006 And

For the Unaudited Six-Month Period Ended June 30, 2007

1.	Basis of Presentation

CB Richard Ellis Realty Trust (the “Company”) acquired Bolingbrook Point III (the “Property” or “Bolingbrook”), a multi-tenant warehouse distribution building located at 530 W. North Frontage Road, Bolingbrook, Illinois 60440, from Bolingbrook Point Phase III, LLC (“BPPIII”), an unrelated third party, on August 29, 2007. The Property was under construction until June 30, 2006 and commenced rental operations on July 1, 2006. The Property consists of a multi-tenant warehouse distribution building, with approximately 185,045 rentable square feet. As of December 31, 2006, the tenant occupied 53% of the Property’s total rentable square footage. The historical statements of revenues and direct operating expenses (the “historical statements”) reflect only the operations of Bolingbrook and not those of the Company.

The accompanying historical statements of revenues and direct operating expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. Revenues and direct operating expenses are presented on the accrual basis of accounting. Rental income is recognized on a straight-line basis over the related lease term.

Certain revenues, costs and expenses that are dependent on the ownership, management and carrying value of the Property have been excluded from the accompanying historical statements. The excluded revenues consist primarily of non-operating revenue related to the Property. The excluded expenses consist primarily of interest, management fees, depreciation and amortization of the Property. Property taxes represent the taxes paid or accrued based upon pre-acquisition assessed value. As a result of the acquisition of the Property, the assessed value and related real estate tax expense may change. Consequently, the excess of revenues over direct operating expenses as presented is not intended to be either a complete presentation of the Property’s historical revenues and expenses or comparable to the proposed future operations of the Property.

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and direct operating expenses during the reporting period to prepare the statement of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

In the opinion of management, all adjustments considered necessary for a fair presentation of the historical statement of revenues and direct operating expenses for the unaudited six-month period ended June 30, 2007 have been included, and all such adjustments are of a normal recurring nature. The excess of revenues over direct operating expenses for the unaudited six-month period ended June 30, 2007 is not necessarily indicative of the excess revenues over direct operating expenses that can be expected for the year ending December 31, 2007.

2.	Risks and Uncertainties

The real estate industry is cyclical, being dependent in part on the status of local, regional, and national economies. As such, future revenues and expenses achieved by the Property’s management could materially differ from historical results. If the tenant were to default, future revenues of the Property would be severely impacted.

BOLINGBROOK POINT III

Notes to Historical Statements of Revenues and Direct Operating Expenses

For the Year Ended December 31, 2006 And

For the Unaudited Six-Month Period Ended June 30, 2007

3.	Tenant Concentration

As of and for the year ended December 31, 2006, Compass Group USA, Inc. occupied approximately 53% of the Property’s total square footage and was the only tenant of the Property. If this tenant were to default on its lease, future revenues of the Property could be severely adversely impacted.

4.	Future Minimum Rental Income

At December 31, 2006, the Property is leased to one tenant under a ten-year operating lease that provides for scheduled rent increases. The lease grants tenant renewal options for two periods of five-years each. The lease also provides for additional rents based on certain operating expenses of the Property. Approximate future minimum rents to be received from non-cancelable operating lease, excluding tenant reimbursements, for each of the next five years ending December 31 and thereafter, are summarized as follows:

Year	Rent
2007	$743,000
2008	755,000
2009	769,000
2010	782,000
2011	796,000
Thereafter	4,048,000

$7,893,000

5.	Commitments and Contingencies

The Property is subject to legal claims in the ordinary course of business. Management believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

In connection with the ownership and operation of the real estate property, the Property may be potentially liable for costs and damages related to environmental matters. The Property has not been notified by any governmental authority of any non-compliance, liability or other claim, and the Company is not aware of any other environmental condition that management believes will have a material adverse effect on the Property’s results of operations.

6.	Subsequent Event

On July 16, 2007, Kraus Floors, LLC, signed a seven-year lease with a five-year renewal option for the remaining 86,631 square foot or approximately 47% of the Property’s total square footage. The lease agreement calls for free rent from July 16, 2007 to January 28, 2008. Monthly rental income will be approximately $30,938 for the next seven months which will be subject to scheduled rent increases in accordance with the lease terms.

Independent Auditors’ Report

The Board of Directors

CB Richard Ellis Realty Trust

We have audited the accompanying combined statement of revenues and certain expenses of the 30 building “Carolina Portfolio” for the year ended December 31, 2006, which was acquired by CB Richard Ellis Realty Trust on August 30, 2007. This combined financial statement is the responsibility of the Carolina Portfolio’s management (“Management”). Our responsibility is to express an opinion on the 2006 combined financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statement, assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying 2006 combined statement of revenues and certain expenses of the Carolina Portfolio was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the 2006 combined statement of revenues and certain expenses, for inclusion in Form 8-K of CB Richard Ellis Realty Trust. Material amounts that would not be comparable to those resulting from the proposed future operations of the Carolina Portfolio have been excluded. The 2006 combined financial statement is not intended to be a complete presentation of the Carolina Portfolio’s 2006 combined revenues and expenses.

In our opinion, the 2006 combined statement of revenues and certain expenses of the Carolina Portfolio presents fairly, in all material respects, the revenues and certain expenses as described in Note 1, of the Carolina Portfolio for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

October 18, 2007.

CAROLINA PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Period from January 1, 2007 to June 30, 2007 (Unaudited)	Year Ended December 31, 2006
Revenues
Rental revenue	$6,295,133	$9,493,482
Tenant reimbursements	537,274	444,042

Total revenues	6,832,407	9,937,524

Certain Expenses
Rental property operating and maintenance	258,514	491,562
Property taxes	509,182	539,596
General and administrative	140,539	225,147
Interest	1,944,984	2,911,199

Total certain expenses	2,853,219	4,167,504

Revenues in Excess of Certain Expenses	$3,979,188	$5,770,020

See accompanying notes to combined statement of revenues and certain expenses.

CAROLINA PORTFOLIO

Notes to Statements of Revenues and Certain Expenses

For the Year Ended December 31, 2006 and for the Period from

January 1, 2007 to June 30, 2007 (unaudited)

1.	BASIS OF PRESENTATION

On August 30, 2007, CB Richard Ellis Realty Trust (“we” or “our”) acquired a fee interest in a portfolio of 30 distribution and manufacturing industrial buildings located in North and South Carolina, or the Carolina Portfolio, from affiliates of Johnson Development Associates, Inc., or the Carolina Seller, unrelated third-parties. We acquired the Carolina Portfolio for $214.17 million, exclusive of customary closing costs, which was funded with approximately $83.06 million cash, term loan proceeds of approximately $65.0 million and assumable mortgages totaling $66.11 million. Upon closing, we paid our investment advisor, CBRE Advisors LLC, an acquisition fee in the amount of $2.142 million. This acquisition fee is not included in the $214.17 million total acquisition cost of the Carolina Portfolio.

The Carolina Portfolio consists of 30 distribution and manufacturing industrial buildings located in the markets of Spartanburg, South Carolina; Charleston, South Carolina; Charlotte, North Carolina; and Winston-Salem, North Carolina.

The accompanying combined statements of revenues and certain expenses relate to the operations of the Carolina Portfolio. The following table describes the composition of the Carolina Portfolio:

Operating Property	Rentable Square Feet	Number of Buildings	Location
	(Unaudited)	(Unaudited)
Fairforest Bldg. 5	316,491	1	Spartanburg, SC
Fairforest Bldg. 6	101,055	1	Spartanburg, SC
Fairforest Bldg. 7	101,459	1	Spartanburg, SC
HJ Park Bldg. 1	70,000	1	Spartanburg, SC
North Rhett I	284,750	1	Charleston, SC
North Rhett II	101,705	1	Charleston, SC
North Rhett III	79,972	1	Charleston, SC
North Rhett IV	316,040	1	Charleston, SC
Jedburg Commerce Park	512,686	1	Charleston, SC
Mount Holly Building	100,823	1	Charleston, SC
Orangeburg Park Bldg. 2	101,055	1	Charleston, SC
Kings Mountain I	100,000	1	Charlotte, NC
Kings Mountain II	301,400	1	Charlotte, NC
Union Cross Bldg. I	100,853	1	Winston Salem, NC
Union Cross Bldg. II	316,130	1	Winston Salem, NC
Fairforest Bldgs 1-4	355,794	4	Spartanburg, SC
Highway 290 Commerce Park 1, 5 & 7	268,500	3	Spartanburg, SC
Orchard Business Park 2	17,448	1	Spartanburg, SC
Greenville/Spartanburg Ind. Park	67,375	1	Spartanburg, SC
Community Cash Complex 1-5	552,518	5	Spartanburg, SC
Cherokee Corporate Park	60,000	1	Spartanburg, SC

Totals	4,226,054	30

The accompanying combined statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and,

CAROLINA PORTFOLIO

Notes to Statements of Revenues and Certain Expenses

For the Year Ended December 31, 2006 and for the Period from

January 1, 2007 to June 30, 2007 (unaudited)

accordingly, are not representative of the actual results of operations of the Carolina Portfolio for the period from January 1, 2007 to June 30, 2007 (unaudited) and for the year ended December 31, 2006, due to the exclusion of depreciation, certain amortization, and interest expense relating to debt which will not be assumed with the properties. The December 31, 2006 statement is not proportionately comparable to the six months ended June 30, 2007 results due to certain properties in the portfolio being under development in 2006. These statements may not be comparable to the proposed future operations of the Carolina Portfolio.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Revenue Recognition—All leases are classified as operating leases with minimum rents, free rent periods (rent holidays), and any other lease inducements recognized on a straight-line basis over the terms of the leases.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred.

Use of Estimates—Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the combined statement of revenues and certain expenses of the Carolina Portfolio in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Depreciation and Amortization—Historical depreciation and amortization expense is excluded from the accompanying combined statement of revenues and certain expenses of the Carolina Portfolio as such amounts will not be comparable after the acquisition due to purchase accounting.

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

Loan costs related to the assumable mortgages were capitalized and are amortized to interest expense over the term of the loan using a method that approximates the effective-interest method.

Unaudited Interim Financial Information—The statement of revenues and certain expenses for the period from January 1, 2007 to June 30, 2007 is unaudited. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

CAROLINA PORTFOLIO

Notes to Statements of Revenues and Certain Expenses

For the Year Ended December 31, 2006 and for the Period from

January 1, 2007 to June 30, 2007 (unaudited)

3.	MINIMUM FUTURE LEASE RENTALS

The Carolina Properties are subject to various lease agreements with tenants. As of December 31, 2006, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

Year Ending December 31
2007	$8,829,000
2008	9,389,000
2009	8,760,000
2010	6,041,000
2011	5,159,000
Thereafter	16,194,000

$54,372,000

The leases also generally require reimbursement of the tenant’s proportional share of common area, real estate taxes, and other operating expenses, which are not included in the future minimum amounts above.

Included in rental income for the year ended December 31, 2006 is approximately $690,000 and for the six month period ended June 30, 2007 approximately $500,000 of unbilled rental income which will be billed and collected in the future.

4.	TENANT CONCENTRATIONS

For the year ended December 31, 2006 and for the six months ended June 30, 2007, rent and tenant reimbursements from the tenant at Union Cross Building II represent approximately 10.0 percent of the Carolina Portfolio total rental revenues and tenant reimbursements under a lease which expires in 2009.

5.	INTEREST EXPENSE

Interest expense in the accompanying statement relates to the assumable mortgage loans of $66.11 million, which are secured by deeds of trust on the properties and the assignment of related rents and leases. These mortgage loans will be assumed by the Company as of the acquisition date. The mortgage loans require monthly payments of principal and interest at rates ranging from 4.98% to 6.33% and mature between March 1, 2013 and February 1, 2025.

6.	RELATED PARTY

Included in general and administrative is a management fee of 2.5 percent of rental revenues payable to the prior owner’s affiliate.

7.	COMMITMENTS AND CONTINGENCIES

The Carolina Portfolio is subject to legal claims in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims would not have a material impact on the Carolina Portfolio’s revenues and expenses.

CAROLINA PORTFOLIO

Notes to Statements of Revenues and Certain Expenses

For the Year Ended December 31, 2006 and for the Period from

January 1, 2007 to June 30, 2007 (unaudited)

In connection with the ownership and operation of the real estate projects, owners may be potentially liable for costs and damages related to environmental matters, including asbestos-containing materials. The Carolina Portfolio Properties has not been notified by any governmental authority of any noncompliance, liability, or other claim in connection with any of the properties, and management is not aware of any environmental condition with respect to any of the properties that management believes will have a material adverse effect on the Carolina Portfolio’s revenues and expenses.